Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
MYRIAD PHARMACEUTICALS, INC.,
MPI MERGER SUB, INC.,
JAVELIN PHARMACEUTICALS, INC.
and
FREDERICK E. PIERCE, II
Dated as of December 18, 2009

i

Page
Section 5.11 Compliance with Laws	27
Section 5.12 Employee Benefit Plans	27
Section 5.13 Labor and Employment Matters	29
Section 5.14 Information Supplied	31
Section 5.15 Intellectual Property	31
Section 5.16 Regulatory Compliance	33
Section 5.17 Taxes	14
Section 5.18 Environmental Matters	35
Section 5.19 Real Property; Assets	36
Section 5.20 Insurance	37
Section 5.21 Contracts	37
Section 5.22 Interested Party Transactions	37
Section 5.23 Brokers	38
Section 5.24 Opinion of Financial Advisor	38
Section 5.25 State Takeover Statute	38
Section 5.26 Company Stockholder Rights Plan	38

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES	39

Section 6.01 Organization	39
Section 6.02 Ownership of Merger Sub; No Prior Activities	39
Section 6.03 Capitalization	39
Section 6.04 Power and Authority	41
Section 6.05 No Conflict; Required Filings and Consents	42
Section 6.06 Permits; Parent Products	42
Section 6.07 Contracts	43
Section 6.08 SEC Filings; Financial Statements; Undisclosed Liabilities	44
Section 6.09 Compliance with Laws	44
Section 6.10 Employee Benefits Plans	45
Section 6.11 Labor and Employment Matters	47
Section 6.12 Intellectual Property	48
Section 6.13 Regulatory Compliance	49
Section 6.14 Taxes	50
Section 6.15 Information Supplied	52
Section 6.16 Absence of Litigation	52
Section 6.17 Environmental Matters	52
Section 6.18 No Ownership of Company Capital Stock	53
Section 6.19 Other Agreements or Understandings	53
Section 6.20 Brokers	53
Section 6.21 Opinion of Financial Advisor	53
Section 6.22 Absence of Certain Changes or Events	54
Section 6.23 Real Property; Assets	54
Section 6.24 Insurance	55
Section 6.25 Interested Party Transactions	55

EXHIBITS

EXHIBIT A:	Form of Loan and Security Agreement
EXHIBIT B-1:	Form of Voting Agreement for Holders of Company Common Stock
EXHIBIT B-2:	Form of Voting Agreement for Holders of Parent Common Stock
EXHIBIT C:	Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 18, 2009, by and among Myriad Pharmaceuticals, Inc., a Delaware corporation (“Parent”), MPI Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Buyer Parties”), Javelin Pharmaceuticals, Inc. (the “Company”) and Frederick E. Pierce, II, as representative of the Company’s stockholders (the “Stockholder Representative”).
R E C I T A L S
     WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have unanimously determined that it is in the best interests of their respective stockholders for Parent to consummate, upon the terms and subject to the conditions set forth herein, the merger of Merger Sub with and into the Company;
     WHEREAS, the transaction will be effected by the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock directly owned by the Company as treasury stock, will be converted into the right to receive the Merger Consideration (as defined below);
     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and the Company are entering into a loan and security agreement (the “Loan Agreement”) in substantially the form attached hereto as Exhibit A, pursuant to which the Company is issuing a secured promissory note (the “Note”) to Parent; pursuant to which Parent may lend up to $6,000,000 to the Company in accordance with the terms set forth in the Loan Agreement, the Note, an intellectual property security agreement and other related documents (collectively, the “Note Documents”);
     WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of Company Common Stock or Parent Common Stock as defined below are entering into the voting agreements in substantially the forms attached as Exhibit B-1 and Exhibit B-2, respectively, attached hereto (the “Voting Agreements”);
     WHEREAS, the respective boards of directors of each of the Company, Parent and Merger Sub (A) have (i) determined that this Agreement and the Merger, are advisable, fair to and in the best interests of the Company, Parent and Merger Sub, as applicable, and their respective stockholders and (ii) approved this Agreement and the Merger, on the terms and subject to the conditions set forth herein, and (B) have determined to recommend to their respective stockholders that they adopt this Agreement; and

     WHEREAS, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is hereby adopted as, a plan of reorganization within the meaning of Sections 354 and 361 of the Code and United States Treasury Regulation §§ 1.368-2(g) and 1.368-3(a).
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. For purposes of this Agreement:
     “Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation as to which notice has been provided to the applicable party.
     “Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
     “beneficial owner” or “beneficial ownership”, with respect to any shares of Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) under the Exchange Act.
     “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York.
     “Company Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their Affiliates) relating to:
          (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or (iii) in which the Company or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries;

          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 20% or more of the consolidated net revenues of the Company and its Subsidiaries, taken as a whole, or consolidated book value of the assets of the Company and its Subsidiaries, taken as a whole; or (ii) 20% or more of the fair market value of the assets (including intangible assets) of the Company and its Subsidiaries, taken as a whole; or
          (c) any liquidation or dissolution of the Company; provided, however, that the term “Company Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of its Subsidiaries or among Subsidiaries of the Company not in violation of this Agreement.
     “Company Bylaws” means the Bylaws of the Company, as in effect immediately prior to the Merger Effective Time.
     “Company Charter” means the Certificate of Incorporation of the Company, as amended.
     “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement.
     “Company Employee” means each current employee of the Company or any Company Subsidiary.
     “Company Products” means products being manufactured, distributed or developed by or on behalf the Company.
     “Company Stipulated Expenses” shall mean up to $1,500,000 of those fees and expenses actually and reasonably incurred or payable by the Company to third parties in connection with this Agreement, the Merger and other transactions contemplated hereby, prior to termination, including fees and expenses of investment bankers, financial advisors, attorneys, accountants, brokers, finders or other agents, representatives or affiliates.
     “Company Stock Options” means options to purchase shares of Company Common Stock issued pursuant to any Company Stock Plan.
     “Company Stock Plans” means the 2005 Omnibus Stock Incentive Plan, the 2007 Employee Stock Purchase Plan and any other employee, consultant, director or executive stock, stock option or equity compensation plans or arrangements of the Company.
     “Company Superior Proposal” means a Company Acquisition Proposal that the board of directors of the Company has determined would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby after (x) consultation with the Company’s legal and financial advisors and (y) taking into account all appropriate legal and financial or other aspects of such proposal.
     “Company Warrants” means the warrants to purchase shares of Company Common Stock outstanding as of the date of this Agreement.
     “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
     “EMEA” means the European Medicines Agency.
     “Environmental Law” means any Law relating to the protection of the environment or human health and safety or the handling, use, storage, treatment, transport or disposal of Hazardous Substances, including the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and all regulations promulgated thereunder .
     “FDA” means the United States Food and Drug Administration.
     “FDA Approval” means final approval by the FDA of a New Drug Application permitting marketing of the applicable Company Product in interstate commerce in the United States.
     “GAAP” means generally accepted accounting principles as applied in the United States.
     “Governmental Authority” means any foreign or domestic national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.
     “Hazardous Substances” means any hazardous or toxic substance, material or waste, medical waste, radioactive material, petroleum or petroleum-derived substance, waste or additive regulated by or under any Environmental Law.
     “Intellectual Property” means all of the following throughout the world: (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof, together with any and all good will therein, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including such information in the form of trade secrets, know-how, inventions (whether patentable or not), discoveries, improvements and research and development information, formulae, technical information, specifications, data, technology, plans, drawings, and software and computer programs (including source code, executable code, data files, databases and related documentation), and (e) other intellectual property, including in case of clauses (a) through (d) all copies and tangible embodiments thereof in whatever form or medium.
     “Joint Proxy Statement” shall mean the Joint Proxy Statement/Prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to the Parent Stockholders in connection with the Parent Stockholders’ Meeting.
     “knowledge of the Company” or “knowledge” when used in reference to the Company means the actual knowledge of those individuals listed on Section 1.01 of the Company Disclosure Schedule.
     “knowledge of Parent” or “knowledge” when used in reference to either of the Buyer Parties means the actual knowledge of those individuals listed on Section 1.01 of the Parent Disclosure Schedule.
     “Law” means any national, foreign, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.
     “Liens” means with respect to any property or asset (including any security), any mortgage, claim, lien, pledge, charge, security interest, encumbrance, restriction, easement, right of way, title defect or other adverse claim of any kind in respect of such property or asset.
     “Material Adverse Effect” means, with respect to the Company, an effect, event, occurrence, development or change (each, an “Effect”) that, individually or when taken together with all other Effects, has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any Effect arising out of or resulting from (a) a decrease in the market price of shares of Company Common Stock in and of itself, it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect, (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other similarly situated companies in the pharmaceutical or biotechnology industries), (c) changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company does business, (d) general market or economic conditions in the pharmaceutical or biotechnology industries (except to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other similarly situated companies in such industries), (e) changes in GAAP, (f) the announcement or pendency of the transactions contemplated by this Agreement and compliance with the terms and conditions of this Agreement, (g) acts of war, armed hostilities, sabotage or terrorism, or any escalation or the significant worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (h) earthquakes, hurricanes, floods, or other natural disasters, (i) the fact, in and of itself (and not the underlying causes thereof) that the Company or its subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions for any period, (j) determinations by the FDA, the MHRA or EMEA, or any panel or advisory body empowered or appointed thereby, with respect to any products or product candidates of Persons (other than the Company) similar to or competitive with Company Products or product candidates or the results of any clinical trial with respect to any such products or product candidates, or (k) any action taken by the Company at the request or with the consent of any of the Buyer Parties.
     “MHRA” means the Medicines and Healthcare Products Regulatory Agency.
     “Parent Acquisition Proposal” means any proposal or offer from any Person or group of Persons relating to:
     (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which Parent is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Parent or any of its Subsidiaries; or (iii) in which Parent or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of Parent or any of its Subsidiaries;
     (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 20% or more of the consolidated net revenues of Parent and its Subsidiaries, taken as a whole, or consolidated book value of the assets of Parent and its Subsidiaries, taken as a whole; or (ii) 20% or more of the fair market value of the assets (including intangible assets) of Parent and its Subsidiaries, taken as a whole; or
     (c) any liquidation or dissolution of Parent; provided, however, that the term “Parent Acquisition Proposal” shall not include any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among Parent and one or more of its Subsidiaries or among Subsidiaries of Parent not in violation of this Agreement.
The foregoing definition of Parent Acquisition Proposal shall not include activities by Parent related to the pursuit or consummation of strategic partnerships, research and development collaborations, licenses agreements, or similar transactions for the purpose of advancing the research, development and commercialization of Parent’s technology and programs, in each case, existing on the date hereof, or the in-licensing of additional technologies.
     “Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement.

     “Parent Material Adverse Effect” means, with respect to Parent, an Effect that, individually or when taken together with all other Effects, has a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, other than any Effect arising out of or resulting from (a) a decrease in the market price of shares of Parent Common Stock in and of itself, it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Parent Material Adverse Effect, (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to other similarly situated companies in the pharmaceutical or biotechnology industries), (c) changes in general legal, tax, regulatory, political or business conditions in the countries in which Parent does business, (d) general market or economic conditions in the pharmaceutical or biotechnology industries (except to the extent that Parent and its Subsidiaries, taken as a whole, are disproportionately adversely affected relative to similarly situated companies in such industries), (e) changes in GAAP, (f) the announcement or pendency of the transactions contemplated by this Agreement and compliance with the terms and conditions of this Agreement, (g) acts of war, armed hostilities, sabotage or terrorism, or any escalation or the significant worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (h) earthquakes, hurricanes, floods, or other natural disasters, (i) the fact, in and of itself (and not the underlying causes thereof) that Parent or its subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions for any period, or (j) determinations by the FDA, the MHRA or EMEA, or any panel or advisory body empowered or appointed thereby, with respect to any products or product candidates of Persons (other than Parent) similar to or competitive with Parent Products or product candidates or the results of any clinical trial with respect to any such products or product candidates, or (k) any action taken by Parent at the request or with the consent of the Company.
     “Parent Products” means products being manufactured, distributed or developed by or on behalf of the Parent.
     “Parent Stipulated Expenses” shall mean up to $1,500,000 of those fees and expenses actually and reasonably incurred or payable by the Parent to third parties, as the case may be, in connection with this Agreement, the Merger and other transactions contemplated hereby, prior to termination, including fees and expenses of investment bankers, financial advisors, attorneys, accountants, brokers, finders or other agents, representatives or affiliates.
     “Parent Stock Plans” means the 2009 Employee, Director and Consultant Equity Incentive Plan and the 2009 Employee Stock Purchase Plan and any other employee, consultant, director or executive stock, stock option or equity compensation plans or arrangements of Parent.
     “Permit” means all permits, licenses, registrations, identification numbers and other approvals or authorizations issued by any Governmental Authority.

     “Permitted Liens” means (a) statutory Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith or for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (b) inchoate mechanics’ and materialmen’s Liens for construction in progress, (c) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Company Subsidiary, (d) zoning restrictions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that, individually or in the aggregate, would not reasonably be expected to materially interfere with the Company’s and the Company Subsidiaries’ ability to conduct their businesses as currently conducted, (e) Liens and obligations arising under or in connection with the Company Material Contracts, (f) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, (g) Liens reflected in the Company SEC Reports, (h) licenses of Intellectual Property, (i) Liens created under the Note Documents or otherwise permitted by the Note Documents and (j) other Liens being contested in good faith in the ordinary course of business or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority, but shall exclude Company Subsidiaries.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.
     “Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.
     “Regulatory Approval” means an authorization from the FDA, the MHRA or any similar Governmental Authority to conduct a clinical trial of or market a Company Product.
     “Regulatory Submission” means all submissions and filings made by the Company to the FDA, MHRA and similar Governmental Authorities under which the Company intends to conduct or is conducting clinical trials of any Company Product and any request made by the Company to the FDA, MHRA or a similar Governmental Authority seeking approval to market a Company Product.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” or “Subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other subsidiary of such party is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries, (c) at least fifty percent (50%) of the equity interests is controlled by such party, (d) at least fifty percent (50%) of the beneficial interest is held by such party (in the case of a trust) or (e) at least fifty percent (50%) of the interest in the capital or profits is held by such party.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, imposed by any Governmental Authority.
     “Taxing Authority” means any Governmental Authority responsible for the administration and collection of Taxes.
     “Tax Return” means any return, declaration, report, claim for refund, or information return filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.
     The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2009 Bonus Payment	Section 8.04(c)
Adverse Recommendation Change	Section 8.03(a)
Affected Employees	8.04(c)
Agreement	Preamble
Amex	Section 5.05(b)
Antitrust Laws	Section 5.05(b)
Book-Entry Share	Section 4.01(b)
Buyer Parties	Preamble
Certificate of Merger	Section 3.03
Closing	Section 3.04
Closing Date	Section 3.04
Closing Merger Consideration	Section 4.01(b)
Code	Recitals
Company	Preamble
Company Board	Section 8.01(a)
Company Board Recommendation	Section 8.01(a)
Company Common Share Certificate	Section 4.01(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article V
Company Intellectual Property Rights	Section 5.15(a)
Company Material Contract	Section 5.21(a)

Defined Term	Location of Definition
Company Notice of Adverse Recommendation	Section 8.03(a)
Company Plans	Section 5.12(a)
Company Preferred Shares	Section 5.03(a)
Company Registered Intellectual Property	Section 5.15(b)
Company SEC Reports	Section 5.07(a)
Company Stock Awards	Section 5.03(b)
Company Stockholder Approval	Section 5.04
Company Stockholders	Section 8.01(a)
Company Stockholders’ Meeting	Section 8.01(c)
Company Subsidiaries	Section 5.02(a)
Confidentiality Agreement	Section 8.02(c)
Contract	Section 5.05(a)
D&O and Fiduciary Insurance	Section 8.05(c)
Delaware Courts	Section 12.08(b)
DGCL	Recitals
Distributing Corporation	Section 6.14(h)
Drug or Health Laws	Section 5.16(a)
Dyloject Approval	Section 4.01(b)(ii)
Effect	Section 1.01
Employment Agreements	Section 8.04(c)
Environmental Permits	Section 5.18(a)(i)
Escrow Agent	Section 4.09
Escrow Agreement	Section 4.09
ERISA	Section 5.12(a)
ERISA Affiliate	Section 5.12(a)
ESPP	Section 4.03(a)
ESPP Termination Date	Section 4.03(a)
Exchange Act	Section 5.05(b)
Exchange Agent	Section 4.05(a)
Financial Advisor	Section 5.23
Governmental Order	Section 10.01(c)
HSR Act	Section 5.05(b)
Indemnified Party	Section 8.05(b)
IRS	Section 5.12(b)
Know-How Agreement	Section 9.02(f)
Leased Real Property	Section 5.19(a)
Leases	Section 5.19(a)
Loan Agreement	Recitals
Merger	Recitals
Merger Consideration	Section 4.01(b)
Merger Effective Time	Section 3.03
Merger Shares	Section 4.01(b)
Merger Sub	Preamble
Milestone Shares	Section 4.01(b)(ii)

Defined Term	Location of Definition
Mintz Levin	Section 8.09(a)
NASDAQ	Section 6.04
Note	Recitals
Note Documents	Recitals
Outside Date	Section 10.01(b)
Parent	Preamble
Parent Adverse Recommendation Change	Section 8.01(a)
Parent Board	Section 8.01(a)
Parent Board Recommendation	Section 8.01(a)
Parent Common Stock	Section 6.03(a)
Parent Disclosure Schedule	Article VI
Parent ERISA Affiliate	Sectuin 6.10(a)
Parent Intellectual Property Rights	Section 6.12(a)
Parent Leased Real Property	Section 6.23(a)
Parent Leases	Section 6.23(a)
Parent Notice of Adverse Recommendation Change	Section 8.01(a)
Parent Plan	Section 6.10(a)
Parent Preferred Shares	Section 6.03(a)
Parent Registered Intellectual Property	Section 6.12(a)
Parent SEC Reports	Section 6.08(a)
Parent Stock Awards	Section 6.03(a)
Parent Stockholder Approval	Section 6.04
Parent Stockholders	Section 8.01(a)
Parent Stockholders’ Meeting	Section 8.01(e)
Regulatory Law	Section 8.06(e)
Restraints	Section 9.01(c)
Ropes & Gray	Section 8.09(a)
Ruling	Section 6.14(i)
Sarbanes-Oxley Act	Section 5.07(a)
SEC	Section 5.02(c)
Section 16	Section 8.04(d)
Spin-Off	Section 6.14(h)
Stockholder Representative	Section Preamble
Surviving Corporation	Section 3.01
Surviving Corporation Fund	Section 4.05(a)
Tax Certificates	Section 8.09(a)
Tax Sharing Agreement	Section 6.14(k)
Termination Date	Section 10.01
Termination Fee	Section 10.03(b)
Third Party Intellectual Property	Section 5.15(e)
Voting Agreements	Recitals
     Section 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

          (a) when a reference is made in this Agreement to an Article, Section, Annex or Schedule, such reference is to an Article or Section of, or an Annex or Schedule to, this Agreement unless otherwise indicated;
          (b) any capitalized terms used in any Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement;
          (c) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (d) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (f) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes), and references to any section of any statute, rule or regulation include any successor to said section;
          (g) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (i) references to a person are also to its successors and permitted assigns;
          (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;
          (k) references to monetary amounts are to the lawful currency of the United States; and
          (l) words importing the singular include the plural and vice versa, and words importing gender include all genders; and time periods within or following which any payment is to be made or act is to be done shall, unless expressly indicated otherwise, be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE II
RESERVED
ARTICLE III
THE MERGER
     Section 3.01 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 3.02 Charter and Bylaws. (a) At the Merger Effective Time, the Company Charter shall be amended so as to contain the provisions, and only the provisions, contained immediately prior to the Merger Effective Time in the Certificate of Incorporation of Merger Sub, except for Article FIRST of the Company Charter, which shall read “The name of the corporation is Javelin Pharmaceuticals, Inc.” As so amended, such Company Charter shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.
          (b) At the Merger Effective Time, the Bylaws of Merger Sub in effect immediately prior to the Merger Effective Time shall be the Bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be Javelin Pharmaceuticals, Inc. until thereafter amended as provided therein or by applicable Law).
     Section 3.03 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Merger Effective Time”).

     Section 3.04 Closing. Unless this Agreement shall have been terminated in accordance with Section 10.01, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article IX (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties (the “Closing Date”). The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., or at such other place as agreed to by the parties hereto.
     Section 3.05 Directors and Officers of the Surviving Corporation. From and after the Merger Effective Time, the directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Corporation, respectively, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
     Section 3.06 Directors of Parent. Conditioned upon the occurrence of the Merger Effective Time, the Company shall be entitled to designate up to two (2) directors on the Parent Board. Immediately prior to the Merger Effective Time, Parent shall take all necessary action so that, as of the Merger Effective Time, the two (2) individuals designated by a majority of the Company Board will be appointed to the Parent Board, subject in each case to the independence requirements and any other qualification requirements of directors set forth in the applicable Marketplace Rules of the NASDAQ Global Market.
ARTICLE IV
EFFECTS OF THE MERGER
     Section 4.01 Effects of the Merger on Company Securities. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of any capital stock of the Company (other than any requisite approval of the Merger by the Company Stockholders in accordance with the DGCL):
          (a) Each share of Company Common Stock held in treasury and each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Merger Effective Time shall be cancelled and retired and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.
          (b) Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (except as otherwise provided in Section 4.01(a)), shall be converted and exchanged automatically into the right to receive:
     (i) 0.2820 shares of Parent Common Stock, payable to the holder thereof in accordance with Section 4.05, and

     (ii) A number of additional shares of Parent Common Stock (the “Milestone Shares”), upon FDA Approval of Dyloject (the “Dyloject Approval”) calculated as follows:
A.	If the Dyloject Approval occurs on or prior to June 30, 2010, 0.0491 shares of Parent Common Stock; or

B.	If the Dyloject Approval occurs after June 30, 2010, but on or prior to January 31, 2011, 0.0246 shares of Parent Common Stock; or

C.	If the Dyloject Approval occurs after January 31, 2011, but on or prior to June 30, 2011, 0.0123 shares of Parent Common Stock.
The shares of Parent Common Stock issuable pursuant to Section 4.01(b)(i) are collectively referred to as the “Closing Merger Consideration.” The right to receive Milestone Shares shall not be assignable or transferable, except by operation of law or the laws of descent and distribution. The securities issuable pursuant to this Section 4.01(b), including the Closing Merger Consideration and the Milestone Shares, if any, are collectively referred to as the “Merger Consideration.” The shares of Company Common Stock whether in the form of a certificate (a “Company Common Share Certificate”) or book-entry share (a “Book-Entry Share”) that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares”. From and after the Merger Effective Time, all such Merger Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any Merger Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Merger Shares in accordance with Section 4.05.
          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Merger Shares be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NASDAQ Global Market on the date the Merger becomes effective (with respect to shares of Parent Common Stock issued pursuant to Section 4.01(b)(i)), or on the Business Day immediately prior to the day shares of Company Common Stock are issued pursuant to Section 4.01(b)(ii).
          (d) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     Section 4.02 Treatment of Company Stock Options.
          (a) Prior to the Merger Effective Time, the Company shall take commercially reasonable actions to provide that each Company Stock Option then outstanding under the Company Stock Plans, as well as any arrangement for the issuance of Company Stock Options not covered by the Company Stock Plans, shall be of no further force or effect as of the Merger Effective Time (either because such Company Stock Option shall have been exercised prior to the Merger Effective Time or shall have been otherwise canceled and terminated (without regard to the exercise price of the Company Stock Options) as of or prior to the Merger Effective Time).
          (b) Prior to the Merger Effective Time, the Company shall take commercially reasonable actions to provide holders of Company Stock Options with written notice that (i) options vested and exercisable as of the date of such notice (or that otherwise vest and become exercisable by their terms as a result of the Merger) may be exercised by the holders of such Company Stock Options within a specified number of calendar days from the date of such notice, which period shall expire prior to the Merger Effective Time and (ii) at the end of the such period, the Company Stock Options shall be canceled and terminated.
          (c) Prior to the Merger Effective Time, all of the Company Stock Plans effective at or prior to the Merger Effective Time shall be terminated and of no further force or effect.
          (d) Without limiting the foregoing, the Company shall take commercially reasonable actions to ensure that the Company will not, at the Merger Effective Time, be bound by any options, stock appreciation rights, or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.
          (e) The Company and Parent shall each take commercially reasonable actions to cause all dispositions of equity securities of the Company (including Company Stock Options) or acquisitions of equity securities of Parent (including any options to acquire Parent Common Stock that may be granted by Parent) by each individual who (i) is a director or officer of the Company, or (ii) at the Merger Effective Time will become a director or officer of Parent, to be exempt pursuant to Rule 16b-3 under the Exchange Act.
     Section 4.03 Treatment of Company Stock Purchase Plan; Company Warrants and Restricted Shares.
          (a) The Company shall take any and all actions with respect to the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that: (i) with respect to the Offering Period (as defined in the ESPP) in effect as of the date hereof, no employee who is not a participant in the ESPP as of the date hereof may become after the date hereof a participant in the ESPP and no participant in the ESPP may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Offering Period; (ii) subject to consummation of the Merger, the ESPP shall terminate, effective immediately before the Merger Effective Time (the “ESPP Termination Date”); and (iii) if the Offering Period (as defined in the ESPP) in effect as of the date hereof terminates prior to the ESPP Termination Date, the ESPP shall be suspended and no new Offering Period will be commenced under the ESPP unless this Agreement shall have terminated prior to the consummation of the Merger. If such Offering Period is still in effect on the ESPP Termination Date, then on the ESPP Termination Date, each purchase right under the ESPP as of the ESPP Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the ESPP for such Offering Period to the purchase of a number of whole shares of Company Common Stock (subject to the provisions of the ESPP regarding the number of shares purchasable) at an exercise price per share determined pursuant to the terms of the ESPP using the ESPP Termination Date as the Purchase Date (as defined in the ESPP), which number of shares will then be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 4.01(b) hereof. Any excess payroll deductions not used as a result of ESPP share limitations shall be distributed to each participant without interest. If a fractional number of shares of Company Common Stock results, then such number shall be rounded down to the next whole number, and the excess payroll deductions shall be distributed to the applicable participant without interest.
          (b) Parent agrees that at the Merger Effective Time, each outstanding and unexercised Company Warrant will be assumed by Parent. Each such outstanding Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in such Company Warrant immediately prior to the Merger Effective Time, except that such Company Warrants shall be exercisable for shares of Parent Common Stock, with the numbers of shares purchasable and exercise price adjusted as set forth in such assumed Company Warrants. From and after the Merger Effective Time, unless the context requires otherwise, all references to the Company in the Company Warrants shall be deemed to refer to Parent. Parent shall, on or prior to the Merger Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to the assumed Company Warrants pursuant to this Section 4.03(b).
          (c) Any share of, or any right to a share of, Company Common Stock held by any participant in or under any Company Stock Plan that is, prior to the Merger Effective Time, unvested or otherwise restricted or deferred (if any) shall, immediately prior to the Merger Effective Time, become vested and in the case of any such right the shares of Company Common Stock to be paid thereunder shall be distributed prior to the Merger Effective Time, and thereafter such unrestricted shares of Company Common Stock shall be treated in the manner described in Section 4.01(b) above.
     Section 4.04 Effects of the Merger on Merger Sub Securities. At the Merger Effective Time, by virtue of the Merger and without any action by Merger Sub or Parent, as the holder of all outstanding capital stock of Merger Sub (other than the requisite approval by the sole stockholder of Merger Sub in accordance with the DGCL, which approval has been obtained), each outstanding share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Surviving Corporation.
     Section 4.05 Payment of Merger Consideration; Stock Transfer Books.
          (a) Prior to the Merger Effective Time, Parent shall appoint as exchange agent a bank or trust company reasonably satisfactory to the Company (the “Exchange Agent”). At or prior to the Merger Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Exchange Agent, for the benefit of the holders of Merger Shares, sufficient shares of Parent Common Stock to satisfy the aggregate Closing Merger Consideration and sufficient cash to satisfy payments for fractional shares, and at or prior to the Dyloject Approval, Parent or the Surviving Corporation shall cause the Escrow Agent to deposit with the Exchange Agent, for the benefit of the holders of Merger Shares, sufficient shares of Parent Common Stock to satisfy the Merger Consideration due and payable pursuant to Section 4.01(b)(ii), if any, together with sufficient cash to satisfy payments for fractional shares, (such amounts being hereinafter referred to as the “Surviving Corporation Fund”). The fees and expenses of the Exchange Agent shall be paid by Parent.
          (b) As promptly as practicable after the Merger Effective Time, but in no event more than three (3) Business Days following the Merger Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each person who was, as of immediately prior to the Merger Effective Time, a holder of record of the Merger Shares (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Merger Shares shall pass, only upon proper delivery of the Merger Shares to the Exchange Agent) and (ii) instructions for effecting the surrender of the Merger Shares in exchange for the Merger Consideration.
          (c) Upon surrender to the Exchange Agent of Merger Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Merger Shares shall be entitled to receive in exchange therefor (x) (i) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Merger Shares so surrendered shall have been converted pursuant to Section 4.01(b)(i), (ii) if, and only if, Dyloject Approval is obtained, a certificate representing that additional number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 4.01(b)(ii), if any, and (y) a check in the amount of any cash for fractional shares of Company Common Stock due pursuant to Section 4.01(c) and any cash owing under Section 4.08. The Merger Shares so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Merger Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.
          (d) In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a person other than the person in whose name the Merger Shares so surrendered is registered if such Merger Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.05, each Merger Share shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender or transfer the Merger Consideration, subject to Section 4.08 hereof. No interest shall be paid or will accrue on any cash payable to holders of Merger Shares pursuant to the provisions of this Article IV.
          (e) Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed five years after the Merger Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Exchange Agent or the Surviving Corporation shall be liable to any holder of Merger Shares for any such shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.
          (f) Any portion of the Surviving Corporation Fund made available to the Exchange Agent pursuant to Section 4.05(a) to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to the Surviving Corporation or Parent, upon demand by Parent.
          (g) If any Company Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Common Share Certificate to be lost, stolen or destroyed, the Exchange Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Common Share Certificate relate the Merger Consideration to which the holder thereof is entitled.
          (h) At the Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company. From and after the Merger Effective Time, the holders of Merger Shares shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation, or by applicable Law.
     Section 4.06 Withholding Rights. The Company, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options or such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, or the Exchange Agent, as

applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Exchange Agent, as applicable.
     Section 4.07 Adjustments to Prevent Dilution. In the event that, notwithstanding Section 7.01(d), the Company changes (or establishes a record date for changing) the number of shares of Company Common Stock issued and outstanding prior to the Merger Effective Time as a result of a stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or similar transaction with respect to shares of the Company Common Stock, at any time during the period from the date hereof to the Merger Effective Time, then the Merger Consideration shall be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction. In the event that, notwithstanding Section 7.02(d), Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding after the date hereof as a result of a stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or similar transaction with respect to shares of Parent Common Stock, then the Merger Consideration shall be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.
     Section 4.08 Distributions with Respect to Unexchanged Shares. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the date during which the Merger Effective Time occurs shall be paid to holders of unsurrendered Merger Shares or holders who comply with the provisions of Section 4.05(g) (with regard to lost certificates) until such holders surrender such Merger Shares or submit an affidavit in accordance with Section 4.05(g). Upon the surrender of such Merger Shares or submission of an affidavit in accordance with Section 4.05, there shall be paid to such holders, promptly after such surrender or submission, as the case may be, the amount of dividends or other distributions, without interest, declared with a record date after the date during which the Merger Effective Time occurs and not paid because of the failure to surrender such Merger Shares for exchange.
     Section 4.09 Escrow Arrangement. Immediately following the Merger Effective Time, Parent shall deposit a number of shares of Parent Common Stock equal to the maximum number of shares that could be issued pursuant to the Milestone Shares set forth in Section 4.01(b)(ii) with American Stock Transfer and Trust Company (the “Escrow Agent”) to be held by the Escrow Agent in accordance with the terms hereof and of the escrow agreement, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The disclosure in any section or subsection of the disclosure schedule provided by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) shall qualify other sections and subsections in this Article V only to the extent that disclosure in one subsection of the Company Disclosure Schedule is specifically referred to in another subsection of the Company Disclosure Schedule by appropriate cross-reference or except to the extent that the relevance of a disclosure in one subsection of the Company Disclosure Schedule to another subsection of the Company Disclosure Schedule is reasonably apparent. Except as set forth in the Company Disclosure Schedule or as disclosed in any Company SEC Report filed or furnished since January 1, 2009 and only as and to the extent disclosed therein (other than disclosures in the “Risk Factors” sections of any such reports or other cautionary or forward-looking disclosure contained therein), the Company hereby represents and warrants to the Buyer Parties as follows:
     Section 5.01 Organization and Qualification; Authority.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (i) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (ii) has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) The Company has made available to Parent copies of the Company Charter and Company Bylaws and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. The Company is not in violation of the Company Charter and Company Bylaws in any material respect.
     Section 5.02 Company Subsidiaries.
          (a) Each of the Company’s “significant Subsidiaries”, as such term is defined in Regulation S-X promulgated by the SEC (the “Company Subsidiaries”), together with the jurisdiction of organization of each Company Subsidiary is set forth on Section 5.02(a) of the Company Disclosure Schedule. Each Company Subsidiary is a corporation, partnership, limited liability company, trust or other organization duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company Subsidiaries is duly qualified or licensed to do business, and is, (to the extent applicable) in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens, other than restrictions imposed by applicable Law.
          (c) None of the Company Subsidiaries are required to file any forms, reports or other documents with the Securities and Exchange Commission (the “SEC”).
     Section 5.03 Capitalization.
          (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Company Preferred Shares”). As of December 15, 2009, (i) 63,879,541 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) no shares of Company Common Stock were held in the treasury of the Company. As of the date of this Agreement, no Company Preferred Shares are issued and outstanding.
          (b) As of December 15, 2009, (i) 8,655,246 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options and other purchase rights and stock awards granted pursuant to the Company Stock Plans (collectively, the “Company Stock Awards”) and (ii) 1,353,675 shares of Company Common Stock were reserved for future issuance upon exercise of the Company Warrants.
          (c) Except as set forth in Section 5.03(c) of the Company Disclosure Schedule:
               (i) there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary or (B) securities convertible or exchangeable for capital stock or other voting securities or equity interests in the Company or any Company Subsidiary;

               (ii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary; and
               (iii) there are no restricted shares, stock appreciation rights, performance units, contingent clause rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company or any Company Subsidiary; other than the Voting Agreements, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares (other than restrictions under applicable securities laws), nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.
          (d) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plans, the Company Stock Options and the Company Warrants will be, if and when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.
          (e) The Company has previously made available to Parent a complete and correct list of the holders of all Company Stock Options and Company Warrants outstanding as of the date specified therein, including: (i) the date of grant or issuance; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including any terms regarding the acceleration of vesting (other than those set forth in the Company Stock Plans).
          (f) All of the issued and outstanding shares of Company Common Stock and all of the issued and outstanding Company Warrants and Company Stock Options were issued in compliance in all material respects with all applicable federal and state securities Laws.
          (g) There are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith of the Company or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, except for such rights as have been satisfied, or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.
          (h) Other than the Voting Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.
     Section 5.04 Authority Relative to this Agreement; Validity and Effect of Agreements. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Note Documents, to perform its obligations hereunder and thereunder and, subject to any required approval of the stockholders of the Company, to consummate the transactions contemplated hereunder and thereunder. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the Note Documents and the consummation of the transactions contemplated hereunder and thereunder have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Note Documents or to consummate the transactions contemplated hereunder and thereunder other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”). Each of this Agreement and each of the Note Documents has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
     Section 5.05 No Conflict; Required Filings and Consents.
          (a) The execution and delivery by the Company of this Agreement and the Note Documents do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the Company Charter or Company Bylaws or any provision of the certificate of incorporation, bylaws or other similar organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 5.05 have been obtained and all filings and obligations described in subsection (b) of this Section 5.05 have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, (iii) except as set forth in Section 5.05(a) of the Company Disclosure Schedule, require any consent, notice or waiver under or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, prepayment or cancellation or to a loss of any benefit to which the Company or any Company Subsidiary is entitled) under, or result in the triggering of any payments pursuant to (A) any written agreement, lease, license, contract, loan, note, mortgage, indenture, undertaking or other commitment or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound or (B) any Permit affecting, or relating in any way to, the assets or business of the Company and the Company Subsidiaries or (iv) result in the creation or imposition of any Lien or other encumbrance (except for Permitted Liens) on any property or asset of the Company or any Company Subsidiary except, with respect to clauses (ii), (iii) and (iv) such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) The execution and delivery by the Company of this Agreement and the Note Documents do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the pre-merger notification requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) compliance with the applicable requirements of laws, regulations or decrees designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”) in the jurisdictions listed in Section 5.05(b) of the Company Disclosure Schedule, (D) any filings required under the rules and regulations of the NYSE Amex LLC (the “Amex”), (E) the filing of the Certificate of Merger pursuant to the DGCL, (F) the filing of customary applications and notices, as applicable, with the FDA, the MHRA or EMEA and (G) any registration, filing or notification required pursuant to state securities or blue sky laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 5.06 Company Products; Permits.
          (a) The Company is in possession of all Permits, including without limitation all such Permits required by the FDA, necessary for it to own, lease and operate its properties or to carry on their business as it is now being conducted. All such Permits are valid and in full force and effect, the Company has satisfied all of the material requirements of and fulfilled and performed all of its material obligations with respect to such Permits, and, to the Company’s knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.
          (b) Except as set forth in Section 5.06(b) of the Company Disclosure Schedule, the Company is not the subject of any administrative, civil or criminal action or, to the Company’s knowledge, investigation alleging violations of any Law of any health care program funded by any Governmental Authority nor are there any reasonable grounds to anticipate the commencement of any such action or investigation. Neither the Company nor any Company Product is currently subject to any outstanding investigation or audit (except for routine periodic audits conducted pursuant to regulatory or contractual requirements in the ordinary course of business) by any Governmental Authority involving alleged noncompliance with any Law of any health care program funded by any Governmental Authority and, to the knowledge of the

Company, there are no grounds to reasonably anticipate any such investigation or audit in the foreseeable future.
          (c) Neither the Company, nor to the knowledge of the Company, any agent, representative or contractor of the Company, has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind in return for the purchasing or ordering of, or recommending the purchasing or ordering of, any Company Product in violation of any applicable anti-kickback law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback law.
          (d) Neither the Company, nor to the knowledge of the Company, any agent, representative or contractor of Company, has knowingly submitted or caused to be submitted any claim for payment to any health care program in violation of any applicable Law relating to false claims or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.
     Section 5.07 SEC Filings; Financial Statements.
          (a) The Company has timely filed all forms, documents, statements and reports required to be filed under the Exchange Act prior to the date hereof by it with the SEC since December 31, 2007 (the forms, documents, statements and reports filed with the SEC since December 31, 2007, including any amendments thereto, the “Company SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the Company SEC Reports complied, and each of the Company SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Report has been amended or superseded by a later Company SEC Report filed prior to the date hereof.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments).

     Section 5.08 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, since December 31, 2008, the Company has conducted its business in all material respects in the ordinary course and there has not been (a) an event, occurrence, effect or circumstance which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (b) any action taken by the Company or any of the Company Subsidiaries that, if taken during the period from the date of this Agreement through the Merger Effective Time without Parent’s consent, would constitute a breach of Section 7.01 (other than subsections (b), (h), (i), (j), (k), (m), (n), (v) or (w) of Section 7.01); provided that, for the purposes of clause (b) of this Section 5.08, references to “the date hereof” in Section 7.01 shall be deemed to refer to December 31, 2008.
     Section 5.09 Absence of Undisclosed Liabilities. Except as set forth in Section 5.09 of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not have any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature required to be set forth in the Company’s balance sheet under GAAP or the notes thereto, other than liabilities or obligations (a) reflected on, reserved against in or disclosed in the notes to, the Company’s consolidated balance sheets included in the Company SEC Reports, (b) that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, (c) incurred in the ordinary course of business since December 31, 2008 or (d) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     Section 5.10 Absence of Litigation. Except as set forth in Section 5.10 of the Company Disclosure Schedule (i) there is no Action pending or, to the knowledge of the Company threatened, against the Company or any Company Subsidiaries or any of its or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) none of the Company or any Company Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 5.11 Compliance with Laws. The Company and each of the Company Subsidiaries is and, since January 1, 2008, has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 5.12 Employee Benefit Plans.
          (a) Section 5.12(a) of the Company Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material bonus, vacation, stock option, stock purchase, restricted stock or other equity-based, incentive, deferred compensation, profit sharing, savings, severance, fringe benefit, retention, change of control or other benefit plans, programs, agreements, contracts, policies or arrangements contributed to, sponsored or maintained by the Company or any Company Subsidiary as of the date hereof for the benefit of any current or former Company Employee, or current or former director or contractor of the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary is a party or with respect to which the Company or any Company Subsidiary has or would reasonably be expected to have any material liability (including, without limitation, by reason of being treated as a single employer under Section 414 of the Code with any other Person (each, together with the Company, an “ERISA Affiliate”)), excepting only contracts for at-will employment (such plans, programs, policies, agreements and arrangements, including the Company Stock Plans, collectively, “Company Plans”).
          (b) With respect to each Company Plan, the Company has made available to Parent a true and complete copy of each Company Plan that is in writing and, to the extent applicable to each such Company Plan, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter received from the Internal Revenue Service (the “IRS”) for each Company Plan that is intended to be qualified under Section 401(a) of the Code, if any, (iii) the most recent summary plan description and any summaries of any material modification of such Company Plan, (iv) all prospectuses prepared in connection with any such Plan, and (vi) for the three most recent years (A) the Form 5500 and attached schedules, if any, (B) financial statements and actuarial valuation reports, if any.
          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Plan has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations; (ii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan; and (iii) all contributions, premiums and other payments required to be made with respect to each Company Plan have been made on or before their due dates under applicable Law and the terms of such Company Plan.
          (d) Neither the Company or any Company Subsidiaries nor any ERISA Affiliate , is now contributing to or has any material liability to, or has at any time within the past seven years (and in the case of any such other Person, only during the period within the past seven years that such other Person was an ERISA Affiliate) contributed to or had any material liability to: (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA; (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA); (v) a material self-insured group medical plan; or (vi) a plan governed by Sections 419, 419A or 501(c)(9) of the Code, respectively.

          (e) No Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened with respect to any Company Plan.
          (f) Except as set forth in Section 5.12(f) of the Company Disclosure Schedule, no Company Plan provides post-termination welfare benefits, and neither the Company nor any Company Subsidiary has any obligation to provide any post-termination welfare benefits, in each case, other than health care continuation as required by Section 4980B of the Code or similar Law of any state or foreign jurisdiction.
          (g) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has a favorable determination letter, or is entitled to rely on an opinion letter, from the IRS with respect to its formal qualification, except for such matters as to which the period for seeking such a letter has not yet passed, and no fact or event has occurred since the date of such determination or opinion letter or letters to adversely affect the qualified status of any such Company Plan or the exempt status of any related trust.
          (h) Except as set forth in Section 5.12(h) of the Company Disclosure Schedule, none of the Company Plans in effect immediately prior to the Merger Effective Time would result in the failure of any amount to be deductible by reason of Section 280G of the Code.
          (i) Each Company Plan, to the extent applicable, is in compliance with Section 409A of the Code, taking into account all applicable exemptions under the regulations issued under Section 409A of the Code.
          (j) Neither any Company Stock Option nor any other equity related or based award is subject to Section 409A of the Code, taking into account all applicable exemptions under the regulations issued under Section 409A of the Code. All Company Stock Options were issued with an exercise price equal to or greater than “fair market value” (within the meaning of Section 409A of the Code or Section 422 of the Code to the extent such Company Stock Option is an “incentive stock option” under Section 422 of the Code) on the date of grant. The exercise price of any Company Stock Option has not been reduced since its date of grant other than in connection with a transaction meeting the requirements of Treas. Reg. §1.409A-1(b)(5)(v)(D).
          (k) Except with respect to any individual employment agreements, each Company Plan may be amended or terminated at any time without any liability to the Company or any ERISA Affiliate (except as set forth in Section 411(d)(3) of the Code), and the sponsor of each such Company Plan has specifically reserved in itself the ability to amend or terminate each such Company Plan at any time and has not made any representations, whether oral or written, to the contrary.
     Section 5.13 Labor and Employment Matters.
          (a) (i) To the knowledge of the Company, there are no material labor grievances pending or, to the knowledge of the Company, threatened between the Company or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand; and (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor, to the knowledge of the Company, are there any current activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has not received written notice of any pending charge by any Governmental Authority of (i) any alleged unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) any alleged Occupational Safety and Health Act violations; (iii) any alleged wage or hour violations; (iv) any alleged discriminatory acts or practices in connection with employment matters; or (v) any claims by any Governmental Authority that the Company has failed to comply with any material Law relating to employment or labor matters. The Company is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is currently in compliance with all Law relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Company employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing.
          (c) Except as otherwise set forth in Section 5.13(c) of the Company Disclosure Schedule, (i) all contracts of employment to which the Company or, to the knowledge of the Company, any of its Subsidiaries is a party are terminable by the Company or its Subsidiaries on three months’ or less notice without penalty; (ii) there are no established practices, plans or policies of the Company or, to the knowledge of the Company, any of its Subsidiaries, in relation to, the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither the Company nor, to the knowledge of the Company, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Section 5.13(c) of the Company Disclosure Schedule; and (iv) there is no term of employment applicable to any employee of the Company or, to the knowledge of the Company, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.
          (d) Section 5.13(d) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of the Company’s employees and such employee’s job title, base rate of compensation and, as of December 15, 2009, accrued leave or vacation.

          (e) Section 5.13(e) of the Company Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.
          (f) Section 5.13(f) of the Company Disclosure Schedule sets forth a list of each employment agreement to which the Company is a party that contains change of control provisions.
          (g) Section 5.13(g) of the Company Disclosure Schedule sets forth a list of the Company Employees who, as of the date hereof, have not executed a confidentiality agreement or an invention assignment agreement with the Company, the forms of which agreements have been provided to Parent.
     Section 5.14 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement, on the date it is first mailed to holders of Company Common Stock or at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.
     Section 5.15 Intellectual Property.
          (a) To the Company’s knowledge, the Company and each of its Subsidiaries owns or licenses, and has the right to use, all Intellectual Property necessary to conduct its respective business as presently conducted and as proposed to be conducted (including the future sale of products currently under clinical development) (collectively, the “Company Intellectual Property”) the absence of which would reasonably be likely to have a Material Adverse Effect. The Company and its Subsidiaries have sufficient right and license under the Company Intellectual Property to exclusively commercialize the Company Products in each jurisdiction in which the Company or the Company Subsidiaries markets or proposes to market such Company Products.
          (b) Section 5.15(b) of the Company Disclosure Schedule sets forth with respect to all Company Intellectual Property registered with any Governmental Authority or for which an application has been filed with any Governmental Authority (the “Company Registered Intellectual Property”): (i) the registration or application number, the date filed and the title, if applicable, of the registration or application; and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 5.15(b) of the Company Disclosure Schedule identifies and provides a brief description of any unregistered trademarks or inventions (whether patentable or not) comprising Company Intellectual Property as of the date hereof: (a) for which an application has not been filed with any Governmental Authority; and (b) the absence of which is likely to have a Material Adverse Effect. Except as disclosed in Section 5.15(b) of the Company Disclosure Schedule, the Company is the exclusive owner or exclusive licensee of; or has an exclusive field of use to the Company Intellectual Property free and clear of any liens or encumbrances.
          (c) Section 5.15(c) of the Company Disclosure Schedule identifies each Company Material Contract currently in effect that: (i) contains a grant of any right or license to any third party under any Company Intellectual Property; or (ii) contains a grant to the Company of any right or license under any Company Intellectual Property owned by a third party that either: (a) is material to the Company; or (b) imposes any ongoing royalty or payment obligations in excess of $25,000 per annum.
          (d) To the Company’s knowledge, all Company Registered Intellectual Property is valid, enforceable, and subsisting. As of the Closing Date, and subject to Section 5.15(b) of the Company Disclosure Schedule, all necessary registration, maintenance and renewal fees having a non-extendible deadline within two months after the Closing Date have been paid with respect to such Company Registered Intellectual Property and, further, that all necessary documents and certificates with respect to such Company Registered Intellectual Property have been filed with the relevant Governmental Authorities.
          (e) Neither the Company nor any of its Subsidiaries is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property , or any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property”), the breach of which would reasonably be likely to result in a Material Adverse Effect.
          (f) To the Company’s knowledge, neither the Company nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property. Except as set forth in Section 5.15(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any actual notice or other actual communication (in writing or otherwise): (i) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property; or (ii) offering to license the Company any such rights. To the Company’s knowledge, and subject to Section 5.15(f) of the Company Disclosure Schedule, the business of the Company and its Subsidiaries, as currently conducted and proposed to be conducted (including the future commercialization of products currently under development), does not and would not infringe, violate, or constitute a misappropriation of any valid Third Party Intellectual Property.
          (g) To the knowledge of the Company, and except as set forth in Section 5.15(g) of the Company Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property.
     Section 5.16 Regulatory Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
          (a) Each Company Product is being developed, labeled, stored, tested, marketed, promoted and distributed in compliance with all applicable requirements under the Federal Food Drug and Cosmetic Act of 1938 and regulations promulgated by the FDA thereunder, and applicable requirements of similar Governmental Authorities in other countries (the “Drug or Health Laws”).
          (b) The pre-clinical studies and clinical trials performed by the Company or its Subsidiaries or, to the knowledge of the Company, on behalf of the Company, its Subsidiaries or its predecessors, were and, if still pending, are being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products comparable to those being developed by the Company.
          (c) The Company contracts the manufacturing of the Company Products to a third party that, to the knowledge of the Company, complies with applicable Drug or Health Laws, including current good manufacturing practices.
          (d) The Company has not received any notices or correspondence from the FDA, the MHRA or any similar Governmental Authority requiring the termination, suspension or material modification of any nonclinical study or clinical trial conducted by or on behalf of the Company or the recall of any Company Product.
          (e) The Company has no knowledge of any investigation of the Company or the Company Products being conducted by the FDA or any similar Governmental Authority, nor has it received any notice from the FDA, the MHRA or any similar Governmental Authority that it has commenced, or threatened to initiate any action to suspend or terminate any clinical trial, withdraw approval of any Company Product, place sales or marketing restrictions on or request the recall of any Company Product.
          (f) No regulatory submission to the FDA or any other Governmental Authority that was, or is, intended to be the basis for an approval of any Company Product contains any material omission or false information.  To the best of the Company’s knowledge, each regulatory submission (and related documents and information) has been submitted and maintained in compliance with applicable statutes, rules and regulations.

     Section 5.17 Taxes.
          (a) The Company has timely filed or caused to be filed all Tax Returns required to be filed by applicable Law with respect to the Company or any Company Subsidiaries or any of its or their income, properties or operations; and has paid all Taxes shown thereon as owing except where the failure to file Tax Returns or to pay Taxes would not have, or would not reasonably be expected to result in, a Material Adverse Effect.
          (b) The Company has made adequate provisions in accordance with GAAP, appropriately and consistently applied, in its financial statements for the payment of all material Taxes for which the Company or any Company Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.
          (c) To the Company’s knowledge, the Company has not received any written claim or assessment against the Company or any Company Subsidiaries for any material deficiency in Taxes, and to the knowledge of the Company there is no outstanding audit or investigation with respect to any liability of the Company or any Company Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any Company Subsidiaries may be liable, and no closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.
          (d) The Company and the Company Subsidiaries have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable Person (and timely paid to the appropriate taxing authority) proper and accurate amounts in compliance in all material respects with all Tax withholding provisions of applicable Laws (including income, social security, and employment Tax withholding for all types of compensation and withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations).
          (e) Except as would not have, or would not reasonably be expected to result in, a Material Adverse Effect, there is no obligation of the Company or any Company Subsidiaries to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company or the Company Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), as transferee or successor, by contract or otherwise. To the Company’s knowledge, no written claim that remains unresolved has been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiaries has not filed Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction.
          (f) Except as would not have a Material Adverse Effect, neither the Company nor any Company Subsidiaries has engaged in a transaction that is listed within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.

          (g) Neither the Company nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from being treated as a “reorganization” within the meaning of Section 368(a) of the Code.
          (h) To the Company’s knowledge, the Merger, standing alone, and this Agreement do not cause the Spin-Off to be taxed under Section 355(e) of the Code.
     Section 5.18 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect
          (a) (i) the Company and its Subsidiaries (i) are and, to the knowledge of the Company, have been since December 31, 2007 in compliance with all Environmental Laws, (ii) hold and have held all Permits required under any Environmental Law to own or operate their assets and to operate their businesses as currently owned and operated (the “Environmental Permits”) and (iii) are and have been since December 31, 2007 in compliance with the respective Environmental Permits;
               (ii) to the knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance at, in, on, under or from any real property currently or formerly owned, leased or operated by the Company or the Company Subsidiaries during the period such property was owned, leased or operated by the Company or any of the Company Subsidiaries;
               (iii) neither the Company nor any Company Subsidiary has received any written notice, directive, inquiry or request for information, and there is no Action pending or, to the knowledge of the Company threatened, against the Company or any Company Subsidiary alleging that the Company or any Company Subsidiary may be in violation of, not in compliance with or liable under, any Environmental Law or in connection with any Release or threatened Release of Hazardous Substances; and
               (iv) neither the Company nor any Company Subsidiary has handled, treated, stored or disposed of any Hazardous Substances at, on or beneath any property currently or formerly owned, leased or operated by Company or any Company Subsidiary except in compliance with Environmental Law.
          (b) Since December 31, 2007 there has been no environmental investigation, study, audit, test, review, report, assessment or other analysis conducted in relation to the current or prior business of the Company or any Company Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Company Subsidiary that has not been made available to Parent.
          (c) Neither the Company nor any Company Subsidiary have entered into or assumed by contract any liability under any Environmental Law.

          (d) To the knowledge of the Company, no underground storage tanks or surface impoundments exist on any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary.
          (e) The representations and warranties made in this Section 5.18 are the exclusive representations and warranties of the Company relating to environmental matters.
     Section 5.19 Real Property; Assets.
          (a) Section 5.19(a) of the Company Disclosure Schedule sets forth the address of each material parcel of leasehold or subleasehold estates and other material rights to use or occupy any land or improvements held by or for the Company or the Company Subsidiaries (the “Leased Real Property”) as of the date hereof. True and complete copies of all leases and such other documents relating to the Leased Real Property (including all extensions, supplements, amendments and other modifications thereof, waivers thereunder, and nondisturbance agreements, if any, relating thereto) (the “Leases”) have been made available (or will be made available as soon as reasonably practicable following the date hereof) by the Company to Parent. As of the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect (i) the Leases are in full force and effect in accordance with their terms, (ii) the Company is not in default of any of its obligations under the Leases and (iii) to the Company’s knowledge, the landlords under the Leases are not in default of the landlords’ obligations under the Leases. The Company and its Subsidiaries have the right to assign the Leases to the Surviving Corporation, and to allow the Parent and its Subsidiaries to occupy the Leased Real Property, subject to entry into an assumption agreement by Parent and its Subsidiaries (which Parent agrees that, to the extent necessary, it shall, and shall cause its Subsidiaries to, enter into). At the Merger Effective Date, the premises to be conveyed or leased by the Surviving Corporation following the Closing pursuant to the Leases shall be free and clear of all subtenants and occupants other than the Surviving Corporation’s employees.
          (b) The Company and the Company Subsidiaries have valid leasehold interests in (other than those that have expired or been terminated by operation of their terms since the date hereof), as the case may be, the Leased Real Property. The Company and the Company Subsidiaries own no real property.
          (c) The Company and the Company Subsidiaries have good and valid title to all of their respective material properties, interests in properties and assets, real and personal, reflected on the most recent Company SEC Report or acquired since the date of the most recent Company SEC Report, or, in the case of material leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clean of all Liens, except in each case as would not reasonably be expected to have a Material Adverse Effect.
          (d) Except as would not reasonably be expected to have a Material Adverse Effect, all personal property and equipment owned, leased or otherwise used by the Company or any of the Company Subsidiaries (i) are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), (ii) comply with the applicable Leases and with all applicable Laws in all material respects, and (iii) are suitable for the purposes for which they are presently used.
     Section 5.20 Insurance. Section 5.20 of the Company Disclosure Schedule sets forth a list of each insurance policy and all material claims made under such policies since January 1, 2008. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) all material insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) neither the Company nor the Company Subsidiaries is in breach or default, and neither the Company nor the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) no notice in writing of cancellation or termination has been received with respect to any such policy.
     Section 5.21 Contracts.
          (a) The Company has made available to Parent, or has filed as an exhibit to a Company SEC Report, a complete unredacted and correct copy of each material agreement or contract to which it is a party as of the date of this Agreement, including any agreement or contract that is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Company SEC Reports pursuant to Item 601(a)(1) of Regulation S-K promulgated by the SEC. Except for this Agreement and except as listed on Section 5.21(a) of the Company Disclosure Schedule, none of the Company or the Company Subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon the Company or the Company Subsidiaries that materially restrict the ability of the Company or the Company Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation) to compete in any business or geographic area that is material to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, except for any such Contract that may be canceled without penalty by the Company or the Company Subsidiaries upon notice of sixty (60) days or less; or (iii) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (iii) is referred to herein as a “Company Material Contract.”
          (b) Each of the Company Material Contracts is valid and binding on the Company or the Company Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Company Material Contract by the Company or the Company Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or the Company Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (c) Notwithstanding anything in this Section 5.21, “Company Material Contract” shall not include any Contract that (i) is terminable upon ninety (90) days’ or less notice without a penalty premium and does not contain payment obligations of the Company or its Subsidiaries in excess of $100,000 or (ii) is solely between the Company and one or more of its Subsidiaries or is solely between Subsidiaries of the Company.
     Section 5.22 Interested Party Transactions. Since December 31, 2008, neither the Company nor any of its Subsidiaries has entered into any material transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Securities Act that has not been so reported.
     Section 5.23 Brokers. No Person other than UBS Securities LLC (the “Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
     Section 5.24 Opinion of Financial Advisor. The Company Board has received the opinion of UBS Securities LLC, dated the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to assumptions, matters considered and limitations described therein, the Merger Consideration to be received by the holders of Company Common Stock (other than as set forth in such opinion) pursuant to the Merger is fair, from a financial point of view, to such holders. A copy of such opinion shall be made available to Parent, solely for informational purposes, promptly after the date of this Agreement.
     Section 5.25 State Takeover Statute. The Company has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from the provisions of Section 203 of the DGCL, and, accordingly, no such Section nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.
     Section 5.26 Company Stockholder Rights Plan. The Company is not party to any “poison pill” or substantially similar stockholder rights plan, agreement or arrangement with any of its stockholders.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
     The disclosure in any section or subsection of the disclosure schedule provided by the Parent to the Company on the date hereof (the “Parent Disclosure Schedule”) shall qualify other sections and subsections in this Article VI only to the extent that disclosure in one subsection of the Parent Disclosure Schedule is specifically referred to in another subsection of the Parent Disclosure Schedule by appropriate cross-reference or except to the extent that the relevance of a disclosure in one subsection of the Parent Disclosure Schedule to another subsection of the Parent Disclosure Schedule is reasonably apparent. Except as set forth in the Parent Disclosure Schedule or as disclosed in any Parent SEC Report filed or furnished since January 1, 2009 and only as and to the extent disclosed therein (other than disclosures in the “Risk Factors” sections of any such reports or other cautionary or forward-looking disclosure contained therein), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
     Section 6.01 Organization.
          (a) Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer Parties (i) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (ii) has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          (b) Parent has made available to the Company copies of the respective charter and bylaws of each of the Buyer Parties and all such documents are in full force and effect and no dissolution, revocation or forfeiture proceedings regarding such Buyer Parties have been commenced. Neither Buyer Party is in violation of its respective charter or bylaws in any material respect.
     Section 6.02 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Closing Date will be, owned of record and beneficially by Parent and/or a wholly owned Subsidiary of Parent.
     Section 6.03 Capitalization.

          (a) The authorized capital stock of Parent consists of 60,000,000 shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) and 5,000,000 shares of preferred stock, par value $0.01 per share, of Parent (“Parent Preferred Shares”), 1,000,000 of which are designated as Series A Junior Participating Preferred Stock. As of December 15, 2009, (i) 24,594,469 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) no shares of Parent Common Stock were held in the treasury of Parent. As of the date of this Agreement, no Parent Preferred Shares are issued and outstanding. As of December 15, 2009, (i) 4,083,236 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding stock options and other purchase rights and stock awards granted pursuant to the Parent Stock Plans (collectively, the “Parent Stock Awards”) and (ii) no shares of Parent Common Stock and no Parent Preferred Shares were reserved for future issuance upon exercise of warrants of Parent.
          (b) Except as set forth in the Parent Disclosure Schedule:
               (i) there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Parent or any Subsidiary or obligating the Parent or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Parent or any Subsidiary or (B) securities convertible or exchangeable for capital stock or other voting securities or equity interests in the Parent or any Subsidiary;
               (ii) there are no outstanding contractual obligations of the Parent or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent or any Subsidiary; and
               (iii) there are no restricted shares, stock appreciation rights, performance units, contingent clause rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Buyer Parties or any of their respective Subsidiaries; there are no agreements or understandings to which a Buyer Party or any Subsidiary of a Buyer Party is a party with respect to the voting of any shares of capital stock or other security of a Buyer Party or which restrict the transfer of any such shares (other than restrictions under applicable securities laws), nor does either Buyer Party have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.
          (c) All outstanding shares of Parent Common Stock are, and all shares which may be issued pursuant to the Parent Stock Plans will be, if and when issued against payment therefor in accordance with the terms thereof, and all shares of Parent Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.

          (d) Parent has previously made available to the Company a complete and correct list of the holders of all Parent Stock Options outstanding as of the date specified therein, including: (i) the date of grant or issuance; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including any terms regarding the acceleration of vesting (other than those set forth in the Parent Stock Plans).
          (e) All of the issued and outstanding shares of Parent Common Stock and all of the issued and outstanding Parent Stock Options were issued in compliance in all material respects with all applicable federal and state securities Laws.
          (f) There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other security or equity interests of the Parent. There are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith of Parent, or to cause Parent or any of its Subsidiaries to file a registration statement under the Securities Act, except for such rights as have been satisfied, or which otherwise relate to the registration of any securities of Parent or any of its Subsidiaries.
          (g) Other than the Voting Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings to which Parent or any of its Subsidiaries or, to the knowledge of Parent, any of the stockholders of Parent, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Parent or any of its Subsidiaries.
     Section 6.04 Power and Authority. Each of the Buyer Parties has all necessary corporate or other power and authority to execute and deliver this Agreement and the Note Documents, to perform its obligations hereunder and thereunder and, subject to any required approval of the stockholders of Parent, to consummate the transactions contemplated hereunder and thereunder. Except for the approvals described in the following sentence, the execution, delivery and performance of this Agreement and the Note Documents by each of the Buyer Parties and the consummation by the Buyer Parties of the transactions contemplated hereunder and thereunder have been duly and validly authorized by all necessary corporate action on behalf of such Buyer Parties. No other corporate proceedings on the part of the Buyer Parties are necessary to authorize this Agreement or the Note Documents or to consummate the transactions contemplated hereunder and thereunder other than the approval of the issuance of the Parent Common Stock pursuant to this Agreement by a majority of the votes cast by Parent Stockholders on a proposal to approve the issuance of Parent Common Stock pursuant to this Agreement in accordance with the rules and regulations of the NASDAQ Stock Market LLC (“NASDAQ”) (the “Parent Stockholder Approval”). Each of this Agreement and each of the Note Documents has been duly and validly executed and delivered by the Buyer Parties and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
     Section 6.05 No Conflict; Required Filings and Consents.
          (a) The execution and delivery of this Agreement and the Note Documents by each of the Buyer Parties do not, and the performance of each of the Buyer Parties’ obligations hereunder and thereunder will not, (i) conflict with or violate the organizational documents of Parent or the certificate of incorporation or bylaws of Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 6.05 have been obtained and all filings and obligations described in subsection (b) of this Section 6.05 have been made, conflict with or violate any Law applicable to any of the Buyer Parties, or by which any of its properties or assets is bound, or (iii) require any consent, notice or waiver under or result in any violation or breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would become a default) under, or give rise to any right of termination, amendment, acceleration, prepayment or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any Contract to which it is a party or by which it or any of its properties or assets is bound or any Permit affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger or otherwise prevent it from performing its obligations under this Agreement or the Note Documents.
          (b) The execution and delivery of this Agreement and the Note Documents by each of the Buyer Parties does not, and the performance of each of the Buyer Parties’ obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, (B) the pre-merger notification requirements of the HSR Act, (C) compliance with the Antitrust Laws in the jurisdictions listed in Section 5.05(b) of the Company Disclosure Schedule, and (D) any filings required under the rules and regulations of NASDAQ, (E) the filing of the Certificate of Merger pursuant to the DGCL, (F) the filing of customary applications and notices with the FDA, EMEA and MHRA, and (G) any registration, filing or notification required pursuant to state securities or blue sky laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     Section 6.06 Permits; Parent Products.
          (a) Parent is in possession of all Permits, including without limitation all such Permits required by the FDA, necessary for it to own, lease and operate its properties or to carry on their business as it is now being conducted. All such Permits are valid and in full force and effect, Parent has satisfied all of the material requirements of and fulfilled and performed all of its material obligations with respect to such Permits, and, to Parent’s knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permits, except for any of the foregoing that would not reasonably be expected to have a Parent Material Adverse Effect.
          (b) Parent is not the subject of any administrative, civil or criminal action or, to Parent’s knowledge, investigation alleging violations of any Law of any health care program funded by any Governmental Authority nor are there any reasonable grounds to anticipate the commencement of any such action or investigation. Neither Parent nor any Parent Product is currently subject to any outstanding investigation or audit (except for routine periodic audits conducted pursuant to regulatory or contractual requirements in the ordinary course of business) by any Governmental Authority involving alleged noncompliance with any Law of any health care program funded by any Governmental Authority and, to the knowledge of Parent, there are no grounds to reasonably anticipate any such investigation or audit in the foreseeable future.
          (c) Neither Parent, nor to the knowledge of Parent, any agent, representative or contractor of Parent, has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind in return for the purchasing or ordering of, or recommending the purchasing or ordering of, any Parent Product in violation of any applicable anti-kickback law, including without limitation the Anti-Kickback Statute, or any applicable state anti-kickback law.
          (d) Neither Parent, nor to the knowledge of Parent, any agent, representative or contractor of Parent, has knowingly submitted or caused to be submitted any claim for payment to any health care program in violation of any applicable Law relating to false claims or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.
     Section 6.07 Contracts. None of Parent and nor any of its Subsidiaries is in breach or default of any of its Contracts that are material to Parent and its Subsidiaries, taken as a whole, and has not received written notice or claims of such a breach or default, nor, to the knowledge of Parent, is any other party to any such contracts in breach or default thereunder, except in each case in such a manner as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each Contract to which Parent or any of its Subsidiaries is a party or by which it is bound, which is material to Parent and its Subsidiaries, taken as a whole, and that has not expired or terminated by its terms is valid and in full force and effect, binding upon Parent or such Subsidiary in accordance with its terms, and, to the knowledge of Parent, binding upon the other parties thereto in accordance with its terms, except where such failure to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no default under any such Contract by Parent or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the

Parent or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     Section 6.08 SEC Filings; Financial Statements; Undisclosed Liabilities.
          (a) Parent has timely filed all forms, documents, statements and reports required to be filed under the Exchange Act prior to the date hereof by it with the SEC since December 31, 2007 (the forms, documents, statements and reports filed with the SEC since December 31, 2007, including any amendments thereto, the “Parent SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the Parent SEC Reports complied, and each of the Parent SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Parent SEC Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Parent SEC Report has been amended or superseded by a later Parent SEC Report filed prior to the date hereof.
          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports, each as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments).
          (c) Parent and its Subsidiaries do not have any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature required to be set forth in Parent’s balance sheet under GAAP or the notes thereto, other than liabilities or obligations (a) reflected on, reserved against in or disclosed in the notes to, Parent’s consolidated balance sheets included in the Parent SEC Reports, (b) that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (c) incurred in the ordinary course of business since December 31, 2008.
     Section 6.09 Compliance with Laws. Parent, Merger Sub and each of the Parent’s other Subsidiaries is and, since January 1, 2008, has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     Section 6.10 Employee Benefits Plans.
          (a) Section 6.10(a) of the Parent Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA and each other material bonus, vacation, stock option, stock purchase, restricted stock or other equity-based, incentive, deferred compensation, profit sharing, savings, severance, fringe benefit, retention, change of control or other benefit plans, programs, agreements, contracts, policies or arrangements contributed to, sponsored or maintained by the Parent or any of its Subsidiaries as of the date hereof for the benefit of any current or former Parent Employee, or current or former director or contractor of the Parent or any of its Subsidiaries, or to which the Parent or any Parent Subsidiary is a party or with respect to which the Parent or any Parent Subsidiary has or would reasonably be expected to have any material liability (including, without limitation, by reason of being treated as a single employer under Section 414 of the Code with any other Person (each, together with the Parent, a “Parent ERISA Affiliate”), excepting only contracts for at-will employment (such plans, programs, policies, agreements and arrangements, including the Parent Stock Plans, collectively, “Parent Plans”).
          (b) With respect to each Parent Plan, the Parent has made available to the Company a true and complete copy of each Parent Plan that is in writing and, to the extent applicable to each such Parent Plan, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter received from the IRS for each Parent Plan that is intended to be qualified under Section 401(a) of the Code, if any, (iii) the most recent summary plan description and any summaries of any material modification of such Parent Plan, (iv) all prospectuses prepared in connection with any such Plan, and (vi) for the three most recent years (A) the Form 5500 and attached schedules, if any, (B) financial statements and actuarial valuation reports, if any.
          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) each Parent Plan has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations; (ii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Plan; and (iii) all contributions, premiums and other payments required to be made with respect to each Parent Plan have been made on or before their due dates under applicable Law and the terms of such Parent Plan.
          (d) Neither the Parent or any Parent Subsidiaries nor any Parent ERISA Affiliate is now contributing to or has any material liability to, or has at any time within the past seven years (and in the case of any such other Person, only during the period within the past seven years that such other Person was a Parent ERISA Affiliate) contributed to or had any material liability to (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which a Parent ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA; (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA; (v) a material self-insured group medical plan; or (iv) a plan governed by Sections 419, 419A or 501(c)(9) of the Code, respectively.
          (e) No Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened with respect to any Parent Plan.
          (f) Except as set forth in Section 6.10(f) of the Parent Disclosure Schedule, no Parent Plan provides post-termination welfare benefits, and neither the Parent nor any of its Subsidiaries has any obligation to provide any post-termination welfare benefits, in each case, other than health care continuation as required by Section 4980B of the Code or similar Law of any state or foreign jurisdiction.
          (g) Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has a favorable determination letter, or is entitled to rely on an opinion letter, from the IRS with respect to its formal qualification, except for such matters as to which the period for seeking such a letter has not yet passed, and no fact or event has occurred since the date of such determination or opinion letter or letters to adversely affect the qualified status of any such Parent Plan or the exempt status of any related trust.
          (h) Except as set forth in Section 6.10(h) of the Parent Disclosure Schedule, none of the Parent Plans in effect immediately prior to the Merger Effective Time would result in the failure of any amount to be deductible by reason of Section 280G of the Code.
          (i) Each Parent Plan, to the extent applicable, is in compliance with Section 409A of the Code, taking into account all applicable exemptions under the regulations issued under Section 409A of the Code.
          (j) Neither any Parent Stock Option nor any other equity related or based award is subject to Section 409A of the Code, taking into account all applicable exemptions under the regulations issued under Section 409A of the Code. All Parent Stock Options were issued with an exercise price equal to or greater than “fair market value” (within the meaning of Section 409A of the Code or Section 422 of the Code to the extent such Parent Stock Option is an “incentive stock option” under Section 422 of the Code) on the date of grant. The exercise price of any Parent Stock Option has not been reduced since its date of grant other than in connection with a transaction meeting the requirements of Treas. Reg. §1.409A-1(b)(5)(v)(D).
          (k) Except with respect to any individual employment agreements, each Parent Plan may be amended or terminated at any time without any liability to the Parent or any Parent ERISA Affiliate (except as set forth in Section 411(d)(3) of the Code), and the sponsor of each such Parent Plan has specifically reserved in itself the ability to amend or terminate each such Parent Plan at any time and has not made any representations, whether oral or written, to the contrary.

     Section 6.11 Labor and Employment Matters.
          (a) (i) To the knowledge of the Parent, there are no material labor grievances pending or, to the knowledge of the Parent, threatened between the Parent or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand; and (ii) neither the Parent nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Parent or its Subsidiaries, nor, to the knowledge of the Parent, are there any current activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Parent Material Adverse Effect, the Company has not received written notice of any pending charge by any Governmental Authority of (i) any alleged unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) any alleged Occupational Safety and Health Act violations; (iii) any alleged wage or hour violations; (iv) any alleged discriminatory acts or practices in connection with employment matters; or (v) any claims by any Governmental Authority that the Parent has failed to comply with any material Law relating to employment or labor matters. The Parent is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent is currently in compliance with all Law relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Parent employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing.
          (c) Except as otherwise set forth in Section 6.11(c) of the Parent Disclosure Schedule, (i) all contracts of employment to which the Parent or, to the knowledge of the Parent , any of its Subsidiaries is a party are terminable by the Parent or its Subsidiaries on three months’ or less notice without penalty; (ii) there are no established practices, plans or policies of the Parent or, to the knowledge of the Parent, any of its Subsidiaries, in relation to, the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither the Parent nor, to the knowledge of the Parent, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Section 6.10(c) of the Parent Disclosure Schedule; and (iv) there is no term of employment applicable to any employee of the Parent or, to the knowledge of the Parent, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

          (d) Section 6.11(d) of the Parent Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.
          (e) Section 6.11(e) of the Parent Disclosure Schedule sets forth a list of each employment agreement to which the Parent is a party that contains change of control provisions.
     Section 6.12 Intellectual Property.
          (a) To Parent’s knowledge, Parent and each of its Subsidiaries owns or licenses, and has the right to use, all Intellectual Property necessary to conduct its respective business as presently conducted and as proposed to be conducted (including the future sale of products currently under clinical development) (collectively, the “Parent Intellectual Property”) the absence of which would reasonably be likely to have a Parent Material Adverse Effect. The Parent and its Subsidiaries have sufficient right and license under the Parent Intellectual Property to exclusively commercialize the Parent Products in each jurisdiction in which Parent or the Parent Subsidiaries markets or proposes to market such Parent Products.
          (b) Section 6.12(b) of the Parent Disclosure Schedule sets forth with respect to all Parent Intellectual Property registered with any Governmental Authority or for which an application has been filed with any Governmental Authority (the “Parent Registered Intellectual Property”): (i) the registration or application number, the date filed and the title, if applicable, of the registration or application; and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 6.12(b) of the Parent Disclosure Schedule identifies and provides a brief description of any unregistered trademarks or inventions (whether patentable or not) comprising Parent Intellectual Property as of the date hereof: (a) for which an application has not been filed with any Governmental Authority; and (b) the absence of which is likely to have a Parent Material Adverse Effect. Except as disclosed in Section 6.12(b) of the Parent Disclosure Schedule, Parent is the exclusive owner or exclusive licensee of the Parent Intellectual Property free and clear of any liens or encumbrances.
          (c) Section 6.12(c) of the Parent Disclosure Schedule identifies each Parent Material Contract currently in effect that: (i) contains a grant of any right or license to any third party under any Parent Intellectual Property; or (ii) contains a grant to Parent of any right or license under any Parent Intellectual Property owned by a third party that either: (a) is material to Parent; or (b) imposes any ongoing royalty or payment obligations in excess of $25,000 per annum.
          (d) To Parent’s knowledge, all Parent Registered Intellectual Property is valid, enforceable, and subsisting. As of the Closing Date, and subject to Section 6.12(b) of the Parent Disclosure Schedule, all necessary registration, maintenance and renewal fees having a non-extendible deadline within two months after the Closing Date have been paid with respect to such Parent Registered Intellectual Property and, further, that all necessary documents and certificates with respect to such Parent Registered Intellectual Property have been filed with the relevant Governmental Authorities.

          (e) Neither Parent nor any of its Subsidiaries is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Parent Intellectual Property, or any licenses, sublicenses and other agreements as to which Parent or any of its Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property”), the breach of which would reasonably be likely to result in a Parent Material Adverse Effect.
          (f) To Parent’s knowledge, neither Parent nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property. Except as set forth in Section 6.12(f) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has received any actual notice or other actual communication (in writing or otherwise): (i) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property; or (ii) offering to license to Parent any such rights. To Parent’s knowledge, the conduct of the business of Parent and its Subsidiaries as currently conducted and proposed to be conducted (including the future commercialization of products currently under development) does not infringe, violate, or constitute a misappropriation of any Third Party Intellectual Property.
          (g) To the knowledge of Parent, and except as set forth in Section 6.12(g) of the Parent Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Parent Intellectual Property.
     Section 6.13 Regulatory Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:
          (a) Each Parent Product is being developed, labeled, stored, tested, marketed, promoted and distributed in compliance with all applicable requirements under the Drug or Health Laws.
          (b) The pre-clinical studies and clinical trials performed by Parent or, to the knowledge of Parent, on behalf of Parent, its Subsidiaries or its predecessors, were and, if still pending, are being conducted in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products comparable to those being developed by Parent.
          (c) Parent contracts the manufacturing of Parent Products to a third party that, to the knowledge of Parent, complies with applicable Drug or Health Laws, including current good manufacturing practices.
          (d) Parent has not received any notices or correspondence from the FDA, the MHRA or any similar Governmental Authority requiring the termination, suspension or material modification of any nonclinical study or clinical trial conducted by or on behalf of Parent or the recall of any Parent Product.
          (e) Parent has no knowledge of any investigation of Parent or Parent Products being conducted by the FDA or any similar Governmental Authority, nor has it received any notice from the FDA, the MHRA or any similar Governmental Authority that it has commenced, or threatened to initiate any action to suspend or terminate any clinical trial, withdraw approval of any Parent Product, place sales or marketing restrictions on or request the recall of any Parent Product.
          (f) No regulatory submission to the FDA or any other Governmental Authority that was, or is, intended to be the basis for an approval of any Parent Product contains any material omission or false information.  To the best of Parent’s knowledge, each regulatory submission (and related documents and information) has been submitted and maintained in compliance with applicable statutes, rules and regulations.
     Section 6.14 Taxes.
          (a) Parent has timely filed or caused to be filed all Tax Returns required to be filed by applicable Law with respect to Parent or any of its Subsidiaries or any of its or their income, properties or operations; and has paid all Taxes shown thereon as owing except where the failure to file Tax Returns or to pay Taxes would not have, or would not reasonably be expected to result in, a Parent Material Adverse Effect.
          (b) Parent has made adequate provisions in accordance with GAAP, appropriately and consistently applied, in its financial statements for the payment of all material Taxes for which Parent or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.
          (c) To Parent’s knowledge, Parent has not received any written claim or assessment against Parent or any of its Subsidiaries for any material deficiency in Taxes, and to the knowledge of Parent there is no outstanding audit or investigation with respect to any liability of Parent or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which Parent or any of its Subsidiaries may be liable, and no closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.
          (d) Parent and its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable Person (and timely paid to the appropriate taxing authority) proper and accurate amounts in compliance in all material respects with all Tax withholding provisions of applicable Laws (including income, social security, and employment Tax withholding for all types of compensation and withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations).

          (e) Except as would not have, or would not reasonably be expected to result in, a Parent Material Adverse Effect, there is no obligation of Parent or any of its Subsidiaries to contribute to the payment of any Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than Parent and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), as transferee or successor, by contract or otherwise. To the Parent’s knowledge, no written claim that remains unresolved has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries has not filed Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
          (f) Except as would not have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has engaged in a transaction that is listed within the meaning of Section 6011 of the Code and Treasury Regulations promulgated thereunder.
          (g) Neither Parent nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from being treated as a “reorganization” within the meaning of Section 368(a) of the Code.
          (h) Within the past five years, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code, except the distribution of Parent (the “Spin-Off”) pursuant to the Separation and Distribution Agreement, dated June 30, 2009, by and between Parent and Myriad Genetics, Inc. (the “Distributing Corporation”).
          (i) The Distributing Corporation received that certain private letter ruling (the “Ruling”) dated June 18, 2009, and issued by the IRS in connection with the Spin-Off, stating that the Spin-Off was a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code.
          (j) Parent has made available to the Company a true and correct copy of the Ruling, the request for the Ruling and any material correspondence directly related thereto; neither Parent nor any of its Subsidiaries has received written notice from any Taxing Authority or otherwise has knowledge that the Ruling may be revoked or its application to the Spin-Off described therein challenged or disputed by any Taxing Authority or that the Ruling otherwise may not be properly applicable to the Spin-Off; and all the facts, assumptions, representations or undertakings that were made by Parent, and to the Knowledge of the parent, the Distributing Corporation or any of their affiliates, in connection with the Ruling are true, correct, and complete and have not been violated.
          (k) The Merger, this Agreement and any other related arrangement or contemplated transaction by the Parent or, to Parent’s knowledge, by the Distributing Corporation does not (i) cause the Spin-Off to be taxed under Section 355(e) of the Code, (ii) violate that certain Tax Sharing Agreement, dated June 30, 2009, by and between Parent and the Distributing Corporation (the “Tax Sharing Agreement”) or give right to any indemnification obligation by Parent to the Distributing Corporation under the Tax Sharing Agreement. Parent has fully complied and is in full compliance with the Tax Sharing Agreement.

          (l) The fair market value of the outstanding shares of Parent Common Stock at the time of the Spin-Off (based on the closing price per share of the Parent Common Stock on the date of the Spin-Off as reported by The NASDAQ Global Market) was approximately $110,500,000 and, to the knowledge of Parent, the Distributing Corporation’s aggregate tax basis in the outstanding shares of Parent Common Stock immediately prior to the Spin-Off was not less than $180,000,000.
     Section 6.15 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement will, on the date it is first mailed to holders of Company Common Stock or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.
     Section 6.16 Absence of Litigation. Except as set forth on Section 6.16 of the Parent Disclosure Schedule, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of Parent or its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     Section 6.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:
          (a) (i) Parent and its Subsidiaries are, and to the knowledge of Parent, have been since December 31, 2007 in compliance with all Environmental Laws, (ii) hold and have held all Environmental Permits and (iii) are and have been since December 31, 2007 in compliance with the respective Environmental Permits;
               (ii) to the knowledge of Parent, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from any real property currently or formerly owned, leased or operated by Parent or its Subsidiaries during the period such property was owned, leased or operated by Parent or its Subsidiaries;
               (iii) neither the Parent nor any Parent Subsidiary has received any written notice, directive, inquiry or request for information, and there is no Action pending or, to the knowledge of the Parent threatened, against the Parent or any Parent Subsidiary alleging that the

Parent or any Parent Subsidiary may be in violation of, not in compliance with or liable under, any Environmental Law or in connection with any Release or threatened Release of Hazardous Substances; and
               (iv) neither the Parent nor any Parent Subsidiary has handled, treated, stored or disposed of any Hazardous Substances at, on or beneath any property currently or formerly owned, leased or operated by Parent or any Company Subsidiary except in compliance with Environmental Law.
          (b) Since December 31, 2007 there has been no environmental investigation, study, audit, test, review, report, assessment or other analysis conducted in relation to the current or prior business of Parent or its Subsidiaries or any property or facility now or previously owned, leased or operated by Parent or its Subsidiaries that has not been made available to the Company.
          (c) Neither the Parent nor any of its Subsidiaries have entered into or assumed by contract any liability under any Environmental Law.
          (d) To the knowledge of the Parent, no underground storage tanks or surface impoundments exist on any property currently or formerly owned, leased or operated by the Parent or any of its Subsidiaries.
          (e) The representations and warranties made in this Section 6.17 are the exclusive representations and warranties of the Parent relating to environmental matters.
     Section 6.18 No Ownership of Company Capital Stock. Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns, or at any time during the past three (3) years has owned, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.
     Section 6.19 Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any affiliate of Parent, on the one hand, and any member of the board of directors or management of the Company.
     Section 6.20 Brokers. No broker, finder or investment banker (other than Deutsche Bank Securities Inc., whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their affiliates.
     Section 6.21 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Deutsche Bank Securities Inc., dated as of the date of this Agreement, based on and subject to the assumptions, matters considered and limitations described therein, regarding the fairness to Parent from a financial point of view of the Merger Consideration to be paid by Parent in connection with the Merger. A copy of such opinion shall be made available to the Company, solely for informational purposes, promptly after the date of this Agreement.
     Section 6.22 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports, since December 31, 2008, Parent has conducted its business in all material respects in the ordinary course and there has not been (a) an event, occurrence, effect or circumstance which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or (b) any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Merger Effective Time without the Company’s consent, would constitute a breach of Section 7.02 (other than subsection (b), (l) and (m) of Section 7.02); provided that, for the purposes of clause (b) of this Section 6.22, references to “the date hereof” in Section 7.02 shall be deemed to refer to December 31, 2008.
     Section 6.23 Real Property; Assets.
          (a) Section 6.23 of the Parent Disclosure Schedule sets forth the address of each material parcel of leasehold or subleasehold estates and other material rights to use or occupy any land or improvements held by or for by Parent or any of its Subsidiaries (the “Parent Leased Real Property”) as of the date hereof. As of the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect (i) all leases and such other documents relating to the Parent Leased Real Property (including all extensions, supplements, amendments and other modifications thereof, waivers thereunder, and nondisturbance agreements, if any, relating thereto) (the “Parent Leases”) are in full force and effect in accordance with their terms, (ii) neither Parent nor any of its Subsidiaries is in default of any of its obligations under the Parent Leases and (iii) to Parent’s knowledge, the landlords under the Parent Leases are not in default of the landlords’ obligations under the Parent Leases.
          (b) Parent and its Subsidiaries have valid leasehold interests in (other than those that have expired or been terminated by operation of their terms since the date hereof), as the case may be, the Parent Leased Real Property. Parent and its Subsidiaries own no real property.
          (c) Parent and its Subsidiaries have good and valid title to all of their respective material properties, interests in properties and assets, real and personal, reflected on the most recent Parent SEC Report or acquired since the date of the most recent Parent SEC Report, or, in the case of material leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clean of all Liens, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.
          (d) Except as would not reasonably be expected to have a Parent Material Adverse Effect, all personal property and equipment owned, leased or otherwise used by Parent or any of its Subsidiaries (i) are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), (ii) comply with the applicable Parent Leases and with all applicable Laws in all material respects, and (iii) are suitable for the purposes for which they are presently used.

     Section 6.24 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (a) all material insurance policies of Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) no notice in writing of cancellation or termination has been received with respect to any such policy.
     Section 6.25 Interested Party Transactions. Since December 31, 2008, neither Parent nor any of its Subsidiaries has entered into any material transaction with any Affiliate of Parent or any of its Subsidiaries or any transaction that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K under the Securities Act that has not been so reported.
ARTICLE VII
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 7.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Merger Effective Time, except (i) as contemplated by this Agreement and the Note Documents, (ii) as set forth in Section 7.01 of the Company Disclosure Schedule or as required by Law, or (iii) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of the Company and the Company Subsidiaries shall be conducted in its ordinary course of business and, to the extent consistent with and not in violation of any other provisions of this Section 7.01, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other Persons with which it has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Merger Effective Time, except as otherwise contemplated by this Agreement, the Note Documents, as set forth in Section 7.01 of the Company Disclosure Schedule or as required by Law, neither the Company nor the Company Subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):
          (a) amend or otherwise change the Company Charter or Company Bylaws or any similar governing instruments or otherwise alter the corporate structure through merger, liquidation, reorganization, restructuring or otherwise;
          (b) issue, deliver, sell, pledge, dispose of or encumber (other than pursuant to the Note Documents) any shares of capital stock, voting securities, or other equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, voting securities, or other equity interests (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or the

Company Subsidiaries, except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants, or in connection with other stock-based awards outstanding as of the date hereof or pursuant to the ESPP;
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Company Subsidiary);
          (d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of shares of Company Common Stock tendered in connection with a cashless exercise of Company Warrants or tendered by directors, officers, employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the exercise of Company Stock Options, pursuant to the terms of a Company Plan), or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of the Company’s Subsidiaries;
          (e) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to the Company and the Company Subsidiaries taken as a whole, other than in the ordinary course of business;
          (f) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to the Company and the Company Subsidiaries taken as a whole, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;
          (g) other than pursuant to the Note Documents, sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Company Intellectual Property, or amend or modify in any material respect any existing material agreements with respect to any Company Intellectual Property Rights;
          (h) authorize any material new capital expenditures which are, in the aggregate, in excess of $100,000;
          (i) other than pursuant to the Note Documents, incur or modify in any material respect the terms of any material indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company Subsidiaries), in each case, other than (x) in the ordinary course of business consistent with past practice and not in excess of $100,000 in the aggregate or (y) any letters of credit entered into in the ordinary course of business consistent with past practice and not in excess of $100,000 in the aggregate;

          (j) except to the extent required under any Company Plan or as required by applicable Law, (i) increase the compensation or fringe benefits of any of its directors, officers or employees other than in the ordinary course of business, (ii) grant or become obligated for the payment of any severance or termination pay not provided for under any plan or agreement in effect prior to the date hereof, or (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, or establish, adopt, enter into or amend in any material respect or terminate any Company Plan;
          (k) hire any employees, independent contractors or consultants (provided, however, that, following prior written notice to Parent, the Company may hire employees to replace any key employees listed on Schedule 7.01(k) whose employment ceases following the date of this Agreement);
          (l) other than in the ordinary course of business, (A) enter into any new material contract or (B) materially modify, materially amend or transfer or terminate any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder;
          (m) enter into, extend, amend or modify any lease with respect to real property;
          (n) enter into any contract or agreement with a term of greater than six months or which could reasonably be expected to result in payment obligations by the Company in excess of $50,000;
          (o) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
          (p) create, incur or assume any Lien on any of its material properties, facilities or other assets, other than any Lien for Taxes not yet due or other than pursuant to the Note Documents;
          (q) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;
          (r) fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing immediate and uninterrupted coverage under replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

          (s) enter into any material agreement with respect to Company Intellectual Property Rights or with respect to the intellectual property of any third party;
          (t) enter into any agreement, or amend the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies;
          (u) settle or compromise any material litigation, other than (i) settlements or compromises of litigation in the ordinary course of business consistent with past practice or (ii) settlements or compromises involving payments by the Company or any Company Subsidiary not in excess of $100,000 individually, or more than $250,000 in the aggregate;
          (v) except as permitted under Section 8.03, take or cause to be taken any action that could be expected to materially delay, impair, prevent the consummation of the Merger or the other transactions contemplated hereby or would cause any of the representations or warranties of the Company contained herein to become inaccurate in any material respect or any of the covenants of the Company to be breached in any material respect; or
          (w) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to take any of the actions described in this Section 7.01.
     Section 7.02 Conduct of Business by Buyer Parties Pending the Merger. Between the date of this Agreement and the Merger Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 7.02 of the Parent Disclosure Schedule or as required by Law, neither Parent nor its Subsidiaries shall without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):
          (a) amend or otherwise change its charter, bylaws or any similar governing instruments in a manner that would adversely affect the Company, the stockholders of the Company or the Merger or the transactions contemplated hereby;
          (b) issue, sell or grant, or authorize the issuance, sale or grant of, any shares of any class of capital stock of Parent except upon the exercise of options, warrants, convertible securities or other rights of any kind to acquire any capital stock of Parent which were issued or granted prior to the date of this Agreement; provided, that the foregoing shall not prohibit issuances of Parent Common Stock, options, rights or equity awards under the Parent Stock Plans as part of normal employee compensation in the ordinary course of business.
          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of Parent);
          (d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of Parent (other than the acquisition of shares of Parent Common Stock tendered in connection with a cashless exercise of warrants of Parent or tendered by directors, officers, employees or former employees of Parent in connection with a cashless exercise of stock options or in order to pay Taxes in connection with the exercise of stock options, pursuant to the terms of a Parent Stock Plan), or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of any of Parent’s Subsidiaries;
          (e) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to Parent and its Subsidiaries taken as a whole, other than in the ordinary course of business;
          (f) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to Parent and its Subsidiaries taken as a whole, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;
          (g) sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Parent Intellectual Property Rights, or amend or modify in any material respect any existing material agreements with respect to any Parent Intellectual Property Rights;
          (h) enter into any material agreement with respect to Parent Intellectual Property Rights or with respect to the intellectual property of any third party;
          (i) enter into any agreement, or amend the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies;
          (j) settle or compromise any material litigation, other than (i) settlements or compromises of litigation in the ordinary course of business consistent with past practice or (ii) settlements or compromises involving payments by Parent or any of its Subsidiaries not in excess of $100,000 individually, or more than $250,000 in the aggregate;
          (k) take any action, or omit to take any action, that results or would result in the Parent Common Stock to cease to be eligible or qualify for listing or trading on The NASDAQ Global Market;
          (l) take or cause to be taken any action that could be expected to materially delay, impair, prevent the consummation of the Merger or the other transactions contemplated hereby or would cause any of the representations or warranties of Parent or Merger Sub contained herein to become inaccurate in any material respect or any of the covenants of Parent or Merger Sub to be breached in any material respect; or

          (m) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to take any of the actions described in this Section 7.02.
     Section 7.03 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Merger Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Merger Effective Time. Prior to the Merger Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VIII
ADDITIONAL AGREEMENTS
     Section 8.01 Registration Statement; Proxy Statement/Prospectus; Stockholders’ Meeting. (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, with respect to the issuance in the Merger of the Parent Common Stock. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Registration Statement and Joint Proxy Statement. Each of Parent and the Company shall use commercially reasonable efforts to (i) cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and (ii) respond promptly, after consultation with each other, to any comments of the SEC or its staff. Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will cause the Joint Proxy Statement to be mailed to Parent’s stockholders (the “Parent Stockholders”), and the Company will cause the Joint Proxy Statement to be mailed to the Company’s stockholders (the “Company Stockholders”), as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also promptly file, use all reasonable efforts to cause to become effective as promptly as possible and, if required, Parent and the Company shall mail to their respective stockholders any amendment to the Registration Statement or Joint Proxy Statement that becomes necessary after the date the Registration Statement is declared effective. Parent shall include in the Joint Proxy Statement the recommendation of the Board of Directors of Parent (the “Parent Board”) that the Parent Stockholders approve the issuance of the Parent Common Stock pursuant to this Agreement (the “Parent Board Recommendation”); provided, however, that the Parent Board may fail to make, withdraw, modify in a manner adverse to the Company or amend the Parent Board Recommendation (each, a “Parent Adverse Recommendation Change”) in response to an event, development or change in circumstance that occurs, arises or becomes known to the Parent Board following the date of this Agreement, if the Parent Board determines in good faith after consultation with Parent’s legal advisor that the failure to take such action would be inconsistent with its fiduciary duties to the Parent Stockholders under applicable Law; provided, however, that no such Parent Adverse Recommendation Change may be made until five (5) calendar days following the Company’s receipt of written notice (a “Parent Notice of Adverse Recommendation”) from Parent advising the Company that the Parent Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Parent Acquisition Proposal that is the basis of the proposed action by the Parent Board (it being understood and agreed that (x) any amendment to any material term of such Parent Acquisition Proposal or (y) with respect to any previous Parent Adverse Recommendation Change, any material change in the principal stated rationale by the Parent Board for such previous Parent Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new Parent Notice of Adverse Recommendation and a new three (3) calendar day period); provided further, however, that if the Parent Stockholders’ Meeting is scheduled to be held in the five calendar day period or the three calendar day period referred to above, then, in each case, such five calendar day period or three calendar day period referred to above shall be shortened to such number of days to allow the Parent Adverse Recommendation Change to be made at least 24 hours prior to the Parent Stockholders’ Meeting.  In determining whether to make a Parent Adverse Recommendation Change, the Parent Board shall take into account any changes to the terms of this Agreement proposed by the Company in response to a Parent Notice of Adverse Recommendation or otherwise. The Company shall include in the Joint Proxy Statement the recommendation of the Board of Directors of the Company (the “Company Board”) that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”); provided, however, that the Company Board may fail to make, withdraw, modify or amend the Company Board Recommendation as provided by Section 8.03 of this Agreement.
          (b) Except as required by law, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be made by Parent or Company without the approval of the other party (which shall not be unreasonably withheld or delayed). If at any time prior to the Merger Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Joint Proxy Statement or Registration Statement, so that the Joint Proxy Statement or Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders and the Parent Stockholders. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order by the SEC, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (c) The Company, acting through the Company Board, shall, in accordance with the Company Charter and Company Bylaws and applicable Law and the rules of Amex, promptly and duly call, give notice of, convene and hold as soon as practicable following the date the Registration Statement is declared effective by the SEC, a meeting of the Company Stockholders (such meeting, or any adjournment or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval and shall (i) except as otherwise provided in Section 8.03, recommend the adoption of this Agreement by the Company Stockholders and (ii) use its reasonable best efforts to solicit such adoption. The Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 8.01(c) shall not be limited or otherwise affected by the provisions of Section 8.03.
          (d) Each of Parent and Merger Sub shall vote all shares of Company Common Stock beneficially owned by it or any of its respective Subsidiaries as of the applicable record date in favor of the adoption of this Agreement in accordance with the DGCL at the Company Stockholders’ Meeting or otherwise. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it in favor of the adoption of this Agreement in accordance with the DGCL.
          (e) The Parent, acting through the Parent Board, shall in accordance with its charter and bylaws and applicable Law and the rules of NASDAQ, promptly and duly call, give notice of, convene and hold as soon as practicable following the date the Registration Statement is declared effective by the SEC, a meeting of the Parent Stockholders (such meeting, or any adjournment or postponement thereof, the “Parent Stockholders’ Meeting”) for the purpose of seeking the Parent Stockholder Approval and shall recommend to the Parent Stockholders the approval of the issuance of the Parent Common Stock pursuant to this Agreement, and use its reasonable best efforts to solicit the Parent Stockholder Approval.
     Section 8.02 Access to Information; Confidentiality. (a) Upon reasonable prior notice, from the date hereof until the earlier to occur of the termination of this Agreement in accordance with Section 10.01 and the Merger Effective Time, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to afford Parent, following notice from Parent to the Company in accordance with this Section 8.02(a), reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, Contracts, books and records of the Company and its Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information if the Company, in its reasonable judgment, determines that doing so would (i) violate any applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in a breach of an agreement to which the Company or any Company Subsidiary is a party or result in the disclosure of trade secrets of third parties. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least two (2) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct or review, as applicable. The Company shall be entitled to have representatives present at all times during any such inspection. No investigation pursuant to this Section 8.02(a) or information provided, made available or delivered to Parent pursuant to this Section 8.02(a) shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.
          (b) Upon reasonable prior notice, from the date hereof until the earlier to occur of the termination of this Agreement in accordance with Section 10.01 and the Merger Effective Time, Parent shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Parent and its Subsidiaries to afford the Company, following notice from the Company to Parent in accordance with this Section 8.02(b), reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, Contracts, books and records of Parent and its Subsidiaries, and all other financial, operating and other data and information as the Company may reasonably request. Notwithstanding the foregoing, Parent and its Subsidiaries shall not be obligated to disclose any information if Parent, in its reasonable judgment, determines that doing so would (i) violate any applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in a breach of an agreement to which Parent or any of its Subsidiaries is a party or result in the disclosure of trade secrets of third parties. The Company shall schedule and coordinate all inspections with Parent and shall give Parent at least two (2) Business Days prior written notice thereof, setting forth the inspection or materials that the Company or its representatives intend to conduct or review, as applicable. Parent shall be entitled to have representatives present at all times during any such inspection. No investigation pursuant to this Section 8.02(b) or information provided, made available or delivered to the Company pursuant to this Section 8.02(b) shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.
          (c) Prior to the Merger Effective Time, all information obtained by Parent or the Company pursuant to this Section 8.02 shall be kept confidential in accordance with the confidentiality agreement dated August 13, 2008 between Parent and the Company (the “Confidentiality Agreement”).
     Section 8.03 No Solicitation of Transactions by the Company.
          (a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.01 hereof and the Merger Effective Time, none of the Company or any Company Subsidiary shall, nor shall it authorize any officer, trustee, director, employee, investment banker, financial advisor, attorney, broker, finder or other agent, representative or affiliate of the Company or any Company Subsidiary to, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or access to properties or assets) any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any Company Subsidiary to any Person in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to a Company Acquisition Proposal (which shall include any Company Acquisition Proposal received prior to the date hereof), (iii) enter into discussions or negotiate with any Person in furtherance of a Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal (other than as expressly permitted by Section 8.03(b)), or (v) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or any other contract relating to any Company Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the provisions of this Section 8.03(a) or as expressly permitted by Section 8.03(b)), with respect to a Company Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, at any time prior to the Merger Effective Time, following the receipt after the date of this Agreement by the Company or any Company Subsidiary of a Company Acquisition Proposal (that was not solicited in violation of this Section 8.03(a)) that the Company Board determines in good faith after consultation with the Company’s legal and financial advisors is, or is reasonably likely to lead to, a Company Superior Proposal and if, after consultation with the Company’s legal advisor, the Company Board determines in good faith that the failure to take the action specified in clause (x) or (y) below, as applicable, would be inconsistent with its fiduciary obligations under applicable Law, the Company Board may (directly or through advisors or representatives), subject to Section 8.03(c), (x) engage in negotiations or discussions with such Person who made such Company Acquisition Proposal and its advisors; and/or (y) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Company Acquisition Proposal pursuant to a confidentiality agreement with terms overall no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made or had been previously made available to Parent) is provided to Parent prior to or substantially concurrently with the time it is provided or made available to such Person.
          (b) The Company Board shall not, directly or indirectly, (i) (A) fail to make, withdraw, or amend or modify in a manner adverse to Parent, or publicly propose to withdraw, or amend or modify in a manner adverse to Parent, the Company Board Recommendation or the approval of the Company Board of this Agreement and the transactions contemplated hereby or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (A) constituting or that would reasonably be expected to lead to a Company Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger. Notwithstanding the foregoing, at any time prior to the Merger Effective Time, the Company Board may make an Adverse Recommendation Change in response to (x) a Company Superior Proposal or (y) an event, development or change in circumstance that occurs, arises or becomes known to the Company Board following the date of this Agreement, in each case if the Company Board determines in good faith after consultation with the Company’s legal advisor that the failure to take such action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided, however, that no such Adverse Recommendation Change may be made until five (5) calendar days following Parent’s receipt of written notice (a “Company Notice of Adverse Recommendation”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Company Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that (x) any amendment to any material term of such Company Superior Proposal or (y) with respect to any previous Adverse Recommendation Change, any material change in the principal stated rationale by the Company Board for such previous Adverse Recommendation Change, shall, in the case of either (x) or (y), require a new Company Notice of Adverse Recommendation and a new three (3) calendar day period); provided however, that if the Company Stockholders’ Meeting is scheduled to be held in the five calendar day period or the three calendar day period referred to above, then, in each case, such five calendar day period or three calendar day period referred to above shall be shortened to such number of days to allow the Adverse Recommendation Change to be made at least 24 hours prior to the Company Stockholders’ Meeting.  In determining whether to make an Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Company Notice of Adverse Recommendation or otherwise.
          (c) The Company shall promptly (and in all cases within two (2) Business Days) advise Parent in writing of any Company Acquisition Proposal, the terms and conditions of any such Company Acquisition Proposal and the identity of the Person making any such Company Acquisition Proposal and of any discussions or negotiations sought to be entered into or requests for information or access to properties or assets made or requested by such Person with the Company, any Company Subsidiary or any of their respective directors, officers, employees, investment bankers, financial advisors, attorneys, brokers, finders or other agents or representatives. The Company shall keep Parent reasonably informed of the status (including any material change to the terms and conditions thereof) of any such Company Acquisition Proposal and shall promptly (but in no event later than two (2) Business Days after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describe the material terms and conditions of any Company Acquisition Proposal. The Company Board shall not take any of the actions referred to in the last sentence of Section 8.03(a) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.
          (d) The Company shall, and shall cause its Subsidiaries and its and their respective representatives to, cease immediately and cause to be terminated any and all existing soliciting activities, discussions or negotiations and non-public information access, if any, with or to any Person conducted prior to the date hereof with respect to any Company Acquisition Proposal. The Company shall promptly request that each Person, if any, in possession of the confidential information about the Company or any of the Company Subsidiaries that was furnished by or on behalf of the Company or any of the Company Subsidiaries in connection with its consideration of any potential Company Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person.
          (e) Nothing in this Section 8.03 or elsewhere in this Agreement shall prevent the Company Board from disclosing any information required to be disclosed under applicable Law or from disclosing any information in compliance with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Company Acquisition Proposal, including, but not limited to, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. In addition, nothing in this Section 8.03 or this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.
     Section 8.04 Employee Benefits Matters.
          (a) From and after the Merger Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor, in accordance with their terms as in effect at the Merger Effective Time, all Company Plans, compensation arrangements and agreements, and employment, severance and termination plans and agreements that are not required to be terminated hereby or otherwise terminated prior to or at the Merger Effective Time. Parent shall or shall cause the Surviving Corporation to assume responsibility for offering health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 to any “M&A qualified beneficiary” (with the meaning of Treas. Reg. § 54.4980B-9) in connection with the transactions contemplated by this Agreement in accordance with Treas. Reg. § 54.4980B-9.
          (b) The Company shall terminate or cause to be terminated each Company Plan that is a profit sharing plan or with a cash or deferred arrangement subject to Section 401(k) (or 401(m)) of the Code a day immediately prior to the date of the Merger Effective Time.  At the written direction of Parent, which shall be given in accordance with this Agreement no less than five (5) business days prior to the Merger Effective Time, the Company shall terminate or cause to be terminated each other Company Plan immediately prior to the Merger Effective Time.  The Company shall take all such actions necessary to carry out the foregoing including, without limitation, the adoption of resolutions, the adoption of amendments and notification of any carriers or vendors.  No more than five (5) business days prior to the Merger Effective Time, Parent may request Company to produce any such documentation or drafts thereof that Parent deems necessary to effect the provisions of this Section 8.04(b).
          (c) With respect to any Company Employees eligible to receive an annual bonus, whether pursuant to any Company Plan and/or any applicable employment agreement (the “Employment Agreements”) (the “Affected Employees”), the Company may pay an annual bonus in respect of the Company’s 2009 fiscal year in an amount equal to the full amount each such Affected Employee was eligible to receive under such arrangements, notwithstanding anything contained herein to the contrary, prior to the Merger Effective Time (collectively, the “2009 Bonus Payments”). If the Company shall have not paid the 2009 Bonus Payments prior to the Merger Effective Time, Parent will cause the Surviving Corporation to pay the 2009 Bonus Payments upon the Merger Effective Time.
          (d) Prior to the Merger Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Company Common Stock or Company Stock Options to acquire shares of Company Common Stock (or shares of Company Common Stock acquired upon the vesting of any Company Stock Awards) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.
     Section 8.05 Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.
          (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Merger Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Merger Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries, and all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.
          (b) From and after the Merger Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Merger Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).
          (c) Parent shall negotiate (with the assistance of the Company or its representative) and purchase “tail” insurance coverage from the Company’s existing directors and officers liability and fiduciary liability insurers, or from other insurers of commensurate or better financial strength, that provides for a period of six (6) years that is no less favorable in both amount and terms and conditions of coverage than the Company’s existing directors and officers liability and fiduciary insurance programs, or if substantially equivalent insurance coverage is not available, the best available coverage (“D&O and Fiduciary Insurance”); provided however that the aggregate cost for the purchase of such tail coverage (for the entire six (6) year tail coverage period) shall not exceed more than 250% of the aggregate annual premium paid by the Company for the existing directors and officers liability and fiduciary liability insurance program for the most recent fiscal year, provided, further, that should the cost of D&O and Fiduciary Insurance exceed the 250% cap, Parent shall instead purchase the best available coverage for 250% of the aggregate premium paid by the Company for the existing directors and officers liability and fiduciary liability insurance program.
          (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter, the Company Bylaws or other similar organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 8.05 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
          (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.05. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 8.05 is not prior to, or in substitution for, any such claims under any such policies.
     Section 8.06 Further Action; Reasonable Best Efforts. (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby, including, but not limited to, instruments effectuating the assignment or assumption of Contracts to or by Parent, Merger Sub or the Surviving Corporation; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Merger Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract.
          (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, make all filings and submissions required under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Authorities as promptly as practicable any additional information or documentary material that may be requested pursuant to any Regulatory Law or by such Governmental Authority, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under any Regulatory Law with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Outside Date; provided that neither the Company nor any of its Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.
          (c) Subject to applicable legal limitations and the instructions of any Governmental Authority, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Authority with respect to such Merger or transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.
          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 8.06, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transaction contemplated hereby.
          (e) For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Authority, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and the Company Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.
     Section 8.07 Public Announcements. Parent and the Company have agreed upon the form and substance of a joint press release to be issued by Parent and the Company announcing the execution of this Agreement and the transactions contemplated hereby, which shall be issued promptly following the execution and delivery hereof. Parent and the Company shall reasonably consult with each other and consider in good faith the views of the other party before issuing any other press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any applicable securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. The provisions of this Section 8.07 shall not apply to any Company communications regarding an Adverse Recommendation Change.
     Section 8.08 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any transaction contemplated by this Agreement, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transaction.
     Section 8.09 Tax Treatment.
     (a) Parent and the Company shall cooperate with each other in obtaining the opinions of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (“Mintz Levin”), counsel to Parent, for the benefit of Parent’s shareholders and Ropes & Gray LLP (“Ropes & Gray”), counsel to the Company, for the benefit of the Company’s stockholders, respectively, dated on or about the date the Registration Statement is declared effective by the SEC and updated as of the Closing Date, constituting conditions precedent to the Merger pursuant to Article IX, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection therewith, each of Parent, Merger Sub, and the Company shall deliver to Mintz Levin and Ropes & Gray customary representation letters in form and substance reasonably satisfactory to such counsel, and at such time or times that may be reasonably requested by such law firms (the representation letters referred to in this sentence are collectively referred to as the “Tax Certificates” ).
          (b) Parent and the Company intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company or any of their respective Subsidiaries shall take any position that is inconsistent with such treatment or take any action, or fail to take any action, that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
          (c) Neither Parent nor any of its Subsidiaries shall take any action that would directly or indirectly (i) cause the Spin-Off to fail to qualify under Sections 368(a)(1)(D) and 355 of the Code or to be taxed under Section 355(e) of the Code, (ii) violate the Tax Sharing Agreement or give right to any indemnification obligation by Parent to the Distributing Corporation under the Tax Sharing Agreement, or (iii) cause the Ruling to be revoked or otherwise cause any of the facts, assumptions, representations or undertakings that were made to the IRS in connection with the Ruling not to be true, correct and complete or otherwise to be violated.
          (d) The obligations of the parties set forth in Section 8.09(b) and (c) shall survive the Merger Effective Time and the consummation of the Merger.
     Section 8.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with such transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, such party or any of its Subsidiaries and relating to the Merger or the other transactions contemplated hereby.
     Section 8.11 Amex De-listing; Exchange Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Amex to enable the de-listing by the Surviving Corporation of the Company Common Stock from Amex and the deregistration of the Company Common Stock under the Exchange Act promptly after the Merger Effective Time.
     Section 8.12 Further Assurances. At and after the Merger Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving

Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
     Section 8.13 Certain Professional Advisory Fees, etc. The Company will provide for the transfer, promptly on or prior to the Merger Effective Time, to the Financial Advisor (which is an intended third-party beneficiary of this Section 8.13) of a cash amount sufficient to pay in full all amounts due and payable to the Financial Advisor in connection with the transactions contemplated by this Agreement. The obligations of the Company as set forth in this Section 8.13 shall survive the Merger Effective Time and consummation of the Merger and shall be binding upon, and enforceable by the Financial Advisor against, the Company’s successors and assigns.
     Section 8.14 Stock Exchange Listing. Parent shall use commercially reasonable efforts to cause the Parent Common Stock issuable pursuant to Section 4.01 to be authorized for listing on The NASDAQ Global Market, subject to official notice of issuance, prior to the Closing Date.
ARTICLE IX
CONDITIONS TO THE MERGER
     Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:
          (a) The Company Stockholder Approval shall have been obtained by the Company;
          (b) The Parent Stockholder Approval shall have been obtained by the Parent;
          (c) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) (collectively, “Restraints”) which is then in effect and has the effect of making consummation of the Merger illegal or restraining, preventing or prohibiting consummation of the Merger;
          (d) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and
          (e) The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and

no similar proceeding in respect of the Joint Proxy Statement shall be underway at the SEC or, to the best knowledge of Parent or the Company, threatened by the SEC.
          (f) Parent and the Company shall have received the written opinions of Mintz Levin and Ropes & Gray, respectively, in a form reasonably acceptable to both parties, dated as of the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinions, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, if either Mintz Levin or Ropes & Gray does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be satisfied if the other law firm renders such opinion to Parent or the Company, as the case may be. In rendering such opinions, such law firms may require and shall be entitled to rely upon customary representations contained in Tax Certificates of officers of Parent, Merger Sub, the Company and others.
     Section 9.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Merger Effective Time of the following conditions:
          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the Merger Effective Time, as though made on and as of the Merger Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
          (b) The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Merger Effective Time;
          (c) Parent shall have received a certificate executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Section 9.02(a) and (b) have been satisfied;
          (d) Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all notices to third parties contemplated by Section 5.05(a) of the Company Disclosure Schedule to have been delivered on or prior to the Merger Effective Time, and any other notice to a third party the failure of which to be delivered would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, shall have been delivered, and any consent or waiver of a third party the failure of which to be received would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, shall have been received;

          (e) the approvals of and filings with Governmental Authorities described in Section 5.05(b) (or not described in Section 5.05(b) but required to be so described) have been obtained or filed, except where the failure to have been obtained or filed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
          (f) Parent shall have received satisfactory written evidence that with respect to that certain U.S. Know-How License and Trademark Agreement by and between Janssen Pharmaceutica NV and Pharmacare Ltd dated July 24, 2000, subsequently assigned by Pharmacare Ltd to Shimoda Biotech (Pty) Ltd and as amended to date (the “Know-How Agreement”), the time period under Article 13.1(a) for marketing a Product in the Territory (as such terms are defined in the Know-How Agreement) has been extended for at least the period set forth in that certain letter agreement, dated August 23, 2007, by and between Janssen Pharmaceutica NV and Shimoda Biotech (Pty) Ltd., and that the Know-How Agreement or any other agreement or arrangement related thereto has not been otherwise amended or entered into, without the written consent of Parent, which adversely affects the rights or obligations of the Company;
          (g) Parent shall have received written resignations from all of the directors of the Company and its Subsidiaries effective as of the Merger Effective Time; and
          (h) Since the date of this Agreement, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or would reasonably be expected to result in a Material Adverse Effect.
     Section 9.03 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Merger Effective Time of the following conditions:
          (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the Merger Effective Time, as though made on and as of the Merger Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
          (b) Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Merger Effective Time;

          (c) The Company shall have received a certificate executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Section 9.03(a) and (b) have been satisfied; and
          (d) the approvals of and filings with Governmental Authorities described in Section 6.05(b) (or not described in Section 6.05(b) but required to be so described) have been obtained or filed, except where the failure to have been obtained or filed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
          (e) Since the date of this Agreement, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or would reasonably be expected to result in a Parent Material Adverse Effect.
          (f) The shares of Parent Common Stock issuable to the Company Stockholders pursuant to the Merger as provided for in Section 4.01 shall have been authorized for listing on the NASDAQ Global Market, subject to official notice of issuance.
     Section 9.04 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 9.01 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.06.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
     Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned before or after the receipt of the Company Stockholder Approval (the date of any such termination, the “Termination Date”):
          (a) by mutual written consent of Parent and the Company duly authorized by the of Parent Board and the Company Board, respectively;
          (b) by either Parent or the Company at any time after April 15, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Merger Effective Time to occur on or before such date; provided further, that if the Registration Statement shall not have been declared effective by the SEC on or before March 1, 2010, then for each day after March 1, 2010 that the SEC has not declared the Registration Statement to be effective, the Outside Date shall automatically be extended by one day until such date as the SEC declares the Registration Statement to be effective and, if the last day of such extension is not a Business Day, then until the next Business Day, but in no event shall the Outside Date be extended beyond April 30, 2010 on this basis;
          (c) by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) that has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (“Governmental Order”) which has become final and non-appealable; provided, however, that the terms of this Section 10.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;
          (d) by Parent, if prior to the Merger Effective Time there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 9.02(a) or (b) and (B) is either incurable or, if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the Outside Date; provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;
          (e) by the Company, if prior to the Merger Effective Time there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 9.03(a) or (b) and (B) is either incurable or, if curable, is not cured by Parent or Merger Sub by the earlier of (x) 30 days following receipt by Parent or Merger Sub of written notice of such breach or failure and (y) the Outside Date; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement;
          (f) by either Parent or the Company if the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Company Stockholder Approval shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 10.01(f) if the failure to obtain such stockholder vote is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Merger Effective Time pursuant to this Agreement.
          (g) by either Parent or the Company if the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent Stockholder Approval shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 10.01(g) if the failure to obtain such stockholder vote is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Merger Effective Time pursuant to this Agreement;
          (h) by Parent if (i) the Company Board shall have publicly withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby, (ii) the Company Board has failed to reaffirm its approvals and recommendations of the Merger or this Agreement within five (5) Business Days after Parent has requested in writing that it do so, (iii) the Company Board shall have (A) recommended to the Company Stockholders that they approve or accept a Company Acquisition Proposal, or (B) determined to accept a proposal or offer for a Company Superior Proposal, (iv) the Company shall have materially breached any of its obligations under Section 8.03 or Section 8.01(c), or (v) any third party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Company Acquisition Proposal and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;
          (i) by the Company, if at any time prior to the Merger Effective Time, (i) the Company Board has received a Company Superior Proposal, (ii) the Company shall have first given Parent at least five (5) Business Days notice of its intent to terminate pursuant to this subsection, indicating in such notice the material terms and conditions of such Company Superior Proposal and during the five (5) Business Day period immediately following the delivery of such notice, the Company negotiates in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the parties to proceed with the transactions contemplated herein on such adjusted terms, and (iii) after taking into account any amendment to this Agreement entered into, or to which Parent irrevocably covenants to enter into, within such five (5) Business Day period and for which all internal approvals of Parent have been obtained since receipt of such notice, such Company Superior Proposal continues to constitute a Company Superior Proposal;
          (j) by the Company, if at any time prior to the Merger Effective Time, (i) the Parent Board shall have publicly withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby, (ii) the Parent Board has failed to reaffirm its approvals and recommendations of the Merger, this Agreement or the approval of the issuance of the Parent Common Stock hereunder within five (5) Business Days after the Company has requested in writing that it do so, (iii) the Parent Board shall have (A) recommended to the Parent Stockholders that they approve or accept a Parent Acquisition Proposal, or (B) determined to accept a proposal or offer for a Parent Acquisition Proposal, (iv) Parent shall have materially breached any of its obligations under Section 8.01(e), or (v) any third party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Parent Acquisition Proposal and Parent shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that Parent recommends rejection of such tender or exchange offer; or

          (k) by Parent, if prior to the Merger Effective Time (i) the Company shall have withdrawn the New Drug Application for Dyloject without the prior written consent of Parent, or (ii) the Company shall have received a “refusal to file” letter from the FDA with respect to the New Drug Application for Dyloject, and Parent believes in good faith that it is unlikely that the issues raised by the FDA in such letter can be resolved by the Company and the New Drug Application re-submitted within sixty (60) days after the Company’s receipt of such letter such that the New Drug Application as re-submitted will be filed by the FDA without requiring further revisions.
     Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01 (other than Section 10.01(a)), written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 8.02(b), this Section 10.02, Section 10.03 and ARTICLE XI shall survive any such termination and shall remain in full force and effect; provided, however, that nothing herein shall relieve any party hereto from liability for fraud or any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
     Section 10.03 Fees and Expenses.
          (a) Except as set forth in this Section 10.03, each of Parent, Merger Sub and the Company shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated.
          (b) In the event this Agreement shall be terminated by Parent pursuant to Section 10.01(h), the Company shall pay Parent as follows:
          (i) if such termination is pursuant to clauses (i) or (ii) of Section 10.01(h), and the Company Board shall have taken such action or failed to take such action, as the case may be, because it has determined in good faith that a Parent Material Adverse Effect has occurred, then the Company shall pay Parent the Parent Stipulated Expenses within ninety (90) days of the date of termination of this Agreement;
          (ii) if such termination is pursuant to clauses (i) or (ii) of Section 10.01(h), and the Company Board shall have taken such action or failed to take such action, as the case may be, due to a Company Superior Proposal (whether or not such Company Superior Proposal has been publicly announced), then the Company shall pay Parent a fee equal to $2,900,000 (the “Termination Fee”) plus the Parent Stipulated Expenses within one (1) Business Day of the date of termination of this Agreement;
          (iii) if such termination is pursuant to clauses (i) or (ii) of Section 10.01(h), and the Company Board shall have taken such action or failed to take such action, as the case may be, for any reason other than as set forth above in subsections (i) and (ii) of this Section 10.03(b), then the Company shall pay Parent the Termination Fee plus the

Parent Stipulated Expenses within ninety (90) days of the date of termination of this Agreement; and
          (iv) if such termination is pursuant to clauses (iii), (iv) or (v) of Section 10.01(h), then the Company shall pay Parent the Termination Fee plus the Parent Stipulated Expenses within one (1) Business Day of the date of termination of this Agreement.
          (c) In the event this Agreement shall be terminated by the Company pursuant to Section 10.01(i), the Company shall pay to Parent within one (1) Business Day of the date of termination of this Agreement, the Termination Fee plus the Parent Stipulated Expenses.
          (d) In the event this Agreement shall be terminated by the Company pursuant to Section 10.01(j), Parent shall pay the Company as follows:
          (i) if such termination is pursuant to clauses (i) or (ii) of Section 10.01(j), and the Parent Board shall have taken such action or failed to take such action, as the case may be, because it has determined in good faith that a Material Adverse Effect has occurred, then Parent shall pay the Company the Company Stipulated Expenses within ninety (90) days of the date of termination of this Agreement;
          (ii) if such termination is pursuant to clauses (i) or (ii) of Section 10.01(j), and the Parent Board shall have taken such action or failed to take such action, as the case may be, due to a Parent Acquisition Proposal (whether or not such Parent Acquisition Proposal has been publicly announced), then Parent shall pay the Company the Termination Fee plus the Company Stipulated Expenses within one (1) Business Day of the date of termination of this Agreement;
          (iii) if such termination is pursuant to clauses (i) or (ii) of Section 10.01(j), and the Parent Board shall have taken such action or failed to take such action, as the case may be, for any reason other than as set forth above in subsections (i) and (ii) of this Section 10.03(d), then Parent shall pay the Company the Termination Fee plus the Company Stipulated Expenses within ninety (90) days of the date of termination of this Agreement; and
          (iv) if such termination is pursuant to clauses (iii), (iv) or (v) of Section 10.01(j), then Parent shall pay the Company the Termination Fee plus the Company Stipulated Expenses within one (1) Business Day of the date of termination of this Agreement.
          (e) In the event this Agreement shall be terminated by Parent pursuant to Section 10.01(d) or by Parent or the Company pursuant to Section 10.01(f), the Company shall pay to Parent within one (1) Business Day of the date of the termination of this Agreement, the Parent Stipulated Expenses.

          (f) In the event this Agreement shall be terminated by the Company pursuant to Section 10.01(e) or by Parent or the Company pursuant to Section 10.01(g), Parent shall pay to the Company within one (1) Business Day of the date of the termination of this Agreement, the Company Stipulated Expenses.
          (g) The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, would enter into this Agreement. Accordingly, if a party fails to pay in full any amount due pursuant to this Section 10.03 by the date required, such party shall, in addition to any amounts otherwise payable pursuant to this Section 10.03, (i) reimburse the non-breaching party for all expenses incurred by the non-breaching party or its affiliates in collection of such unpaid amounts or mitigating losses from such failure to pay; and (ii) pay interest on the amount an any such unpaid amount at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
          (h) Notwithstanding anything contained herein to the contrary, and except as otherwise provided in the Note Documents, (i) each of Parent and Merger Sub acknowledges and agrees that in the event that Parent is entitled to receive the Termination Fee and/or the Parent Stipulated Expenses pursuant to this Agreement, the right of Parent to receive such amounts shall constitute each of the Buyer Parties’ sole and exclusive remedy for, and such amounts shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination, and (ii) the Company acknowledges and agrees that in the event that the Company is entitled to receive the Termination Fee and/or the Company Stipulated Expenses pursuant to this Agreement, the right of the Company to receive such amounts shall constitute the Company’s sole and exclusive remedy for, and such amounts shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination; provided, however, that the Company’s right to receive the Termination Fee and the Company Stipulated Expenses shall at all times be subject to an offset against any amounts then outstanding pursuant to the Note Documents.
     Section 10.04 Waiver. At any time prior to the Merger Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and Merger Sub). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI
STOCKHOLDER REPRESENTATIVE
     Section 11.01 Appointment of Stockholder Representative. Solely for purposes of any dispute that survives the Closing pursuant to Section 4.01(b)(ii) and Section 4.09 hereof, the Stockholder Representative is hereby appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of the Company Stockholders, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of and as agent for such Company Stockholder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, Sections 4.01(b)(ii) and 4.09 of this Agreement and the Escrow Agreement, and to facilitate the consummation of the transactions contemplated thereby, and in connection with the activities to be performed by or on behalf of such Company Stockholder under Sections 4.01(b)(ii) and 4.09 of this Agreement and the Escrow Agreement. By executing this Agreement, the Stockholder Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Stockholder Representative shall have the power to take any of the following actions on behalf of the Company Stockholders: to execute, deliver and perform the Escrow Agreement; to give and receive notices, communications and consents hereunder and under the Escrow Agreement; to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third-party intermediaries with respect to any disputes arising under this Agreement or the Escrow Agreement; and to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 11.01 and the transactions contemplated hereby or by the Escrow Agreement.
     Section 11.02 Authority. The appointment of the Stockholder Representative by each Company Stockholder is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any Company Stockholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each stockholder. All decisions of the Stockholder Representative shall be final and binding on all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Stockholder Representative and any document executed by the Stockholder Representative on behalf of any Company Stockholder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. The Stockholder Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Company Stockholders arising out of any act done or omitted by the Stockholder Representative in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct. The Stockholder Representative will not be liable to any Company Stockholder for any action taken by it in good faith pursuant to this Agreement, and the Company Stockholders will jointly and severally indemnify the Stockholder Representative from any losses arising out of its serving as the Stockholder Representative hereunder. The Stockholder Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Company Stockholders hereunder.
     Section 11.03 Resignation. The Stockholder Representative may resign by providing thirty (30) days prior written notice to Parent. Upon the resignation of the Stockholder Representative, the Stockholder Representative shall appoint a replacement Stockholder Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such newly-appointed Stockholder Representative’s notifying Parent in writing of its appointment and appropriate contact information for purposes of this Agreement and the Escrow Agreement, and Parent shall be entitled to rely upon, without independent investigation, the identity of such newly-appointed Stockholder Representative as set forth in such written notice.
     Section 11.04 Survival. The provisions of this Article XI and Section 4.01(b) and (c), Section 4.05, Section 4.06, Section 4.07, Section 4.08 and Section 4.09 hereof shall survive the Merger Effective Time and consummation of the Merger.
ARTICLE XII
GENERAL PROVISIONS
     Section 12.01 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Merger Effective Time.
     Section 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):
If to Parent or Merger Sub:
Myriad Pharmaceuticals, Inc.
320 Wakara Way
Salt Lake City, UT 84108
Telecopier No: (801) 214 7992
Email:  adrian.hobden@myriadpharma.com

Attention:  Adrian N. Hobden, Ph.D.
with a copy to:
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Telecopier No:  617-542-2241
Email:  jkravetz@mintz.com
Attention:  Jonathan L. Kravetz, Esq.
If to the Company:
Javelin Pharmaceuticals, Inc.
125 CambridgePark Drive
Cambridge, MA 02140
Telecopier No: 617-349-4505
Email:  mdriscoll@javelinpharma.com
Attention:  Martin Driscoll
with a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Telecopier No.  617-951-7050
Email:  marc.rubenstein@ropesgray.com
Attention:  Marc A. Rubenstein, Esq.
If to the Stockholder Representative:
Frederick E. Pierce, II
c/o Javelin Pharmaceuticals, Inc.
125 CambridgePark Drive
Cambridge, MA 02140
Telecopier No: 617-349-4505
Email:  rpierce@javelinpharma.com
All such notices, requests, claims, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on the Business Day in the place of receipt. Otherwise, any such notice, request, claim, demand or other communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
     Section 12.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
     Section 12.04 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Merger Effective Time; provided, however, that, after approval of the Merger by the Company Stockholders, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the Amex, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     Section 12.05 Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, the Parent Disclosure Schedule and the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise); provided that Parent and Merger Sub may assign any of its rights and obligations hereunder, in whole or in part, to any Subsidiary of Parent without obtaining the consent of the Company and any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 12.05 shall be null and void ab initio and of no force and effect.
     Section 12.06 Performance Guaranty Specific Performance. Subject to Section 10.03(g), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     Section 12.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the provisions of Section 8.05

(which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); (b) the provisions of Section 8.13 (which are intended to be for the benefit of, and may be enforced by, the Financial Advisor); and (c) the right of the holders of equity interests of the Company to receive the Merger Consideration.
     Section 12.08 Governing Law; Forum.
          (a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.
          (b) Except as set out below, each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of any court of the State of Delaware or of the United States located in New Castle County, Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Delaware Court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.02 shall be deemed effective service of process on such party.
     Section 12.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.09.
     Section 12.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 12.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 12.12 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
[REMAINDER LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MYRIAD PHARMACEUTICALS, INC.
By:	/s/ Adrian N. Hobden
	Name:	Adrian N. Hobden
	Title:	President and Chief Executive Officer

MPI MERGER SUB, INC.
By:	/s/ Adrian N. Hobden
	Name:	Adrian N. Hobden
	Title:	President and Chief Executive Officer

JAVELIN PHARMACEUTICALS, INC.
By:	/s/ Martin J. Driscoll
	Name:	Martin J. Driscoll
	Title:	Chief Executive Officer

/s/ Frederick E. Pierce, II
FREDERICK E. PIERCE, II